                                                                     EXHIBIT 4.9

                                                                      EXECUTION

                                  $250,000,000

                                CREDIT AGREEMENT

                                  dated as of

                                October 28, 2002

                                     among

                          Cabot Oil & Gas Corporation,

                            The Banks Parties Hereto

                                      and


                              Fleet National Bank,
                            as Administrative Agent

                       ---------------------------------

                             Fleet Securities Inc.,
                                    Arranger

                                  Bank One, NA,
                               Syndication Agent

                        BMO Nesbitt Burns Financing, Inc.
                               Documentation Agent

                                TABLE OF CONTENTS

                               ------------------

                                                                            PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions ................................................    1
SECTION 1.02.  Accounting Terms and Determinations ........................   11
SECTION 1.03.  Types of Borrowings ........................................   12

                                 ARTICLE 2
                                THE CREDITS

SECTION 2.01.  Commitments to Lend ........................................   12
SECTION 2.02.  Notice of Borrowings .......................................   12
SECTION 2.03.  Notes ......................................................   13
SECTION 2.04.  Maturity of Loans ..........................................   14
SECTION 2.05.  Interest Rates .............................................   14
SECTION 2.06.  Commitment Fees ............................................   14
SECTION 2.07.  Termination or Reduction of Commitments ....................   15
SECTION 2.08.  Method of Electing Interest Rates ..........................   15
SECTION 2.09.  Prepayments ................................................   16
SECTION 2.10.  General Provisions as to Payments ..........................   17
SECTION 2.11.  Funding Losses .............................................   18
SECTION 2.12.  Computation of Interest and Fees ...........................   18
SECTION 2.13.  Withholding Tax Exemption ..................................   18
SECTION 2.14.  Regulation D Compensation ..................................   19
SECTION 2.15.  Maximum Interest Rate ......................................   19
SECTION 2.16.  Letters of Credit ..........................................   20
SECTION 2.17.  Requesting Letters of Credit ...............................   20
SECTION 2.18.  Reimbursement and Participations ...........................   21
SECTION 2.19.  Letter of Credit Fees ......................................   22
SECTION 2.20.  No Duty to Inquire .........................................   23
SECTION 2.21.  LC Collateral ..............................................   24

                                    ARTICLE 3
                                   CONDITIONS

SECTION 3.01.  Effectiveness ..............................................   25
SECTION 3.02.  Borrowings and Letters of Credit Issuances .................   26

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Corporate Existence and Power ..............................   27
SECTION 4.02.  Corporate Governmental Authorization; No Contravention .....   27


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                                                                            PAGE

SECTION 4.03.  Binding Effect .............................................   27
SECTION 4.04.  Financial and Other Information ............................   28
SECTION 4.05.  Full Disclosure ............................................   28
SECTION 4.06.  Litigation .................................................   29
SECTION 4.07.  Compliance with ERISA ......................................   29
SECTION 4.08.  Environmental Matters ......................................   29
SECTION 4.09.  Taxes ......................................................   29
SECTION 4.10.  Titles, etc ................................................   29
SECTION 4.11.  Casualties; Taking of Properties ...........................   30
SECTION 4.12.  Use of Proceeds ............................................   30

                                    ARTICLE 5
                                    COVENANTS

SECTION 5.01.  Information ................................................   30
SECTION 5.02.  Payment of Obligations .....................................   32
SECTION 5.03.  Maintenance of Property ....................................   32
SECTION 5.04.  Conduct of Business and Maintenance of Existence ...........   32
SECTION 5.05.  Compliance with Laws .......................................   33
SECTION 5.06.  Inspections of Property, Books and Records .................   33
SECTION 5.07.  Insurance ..................................................   33
SECTION 5.08.  Covenant to Secure Indebtedness Equally; Subsidiary
                Guaranties ................................................   33
SECTION 5.09.  Engineering Reports ........................................   34
SECTION 5.10.  Debt .......................................................   34
SECTION 5.11.  Liens ......................................................   36
SECTION 5.12.  Sales of Petroleum Properties ..............................   37
SECTION 5.13.  Financial Covenants ........................................   37
SECTION 5.14.  Consolidations, Mergers and Sales of Assets ................   39
SECTION 5.15.  Subsidiary Debt ............................................   39
SECTION 5.16.  Subsidiaries ...............................................   39
SECTION 5.17.  Credit Extensions ..........................................   39
SECTION 5.18.  Transactions with Affiliates ...............................   39
SECTION 5.19.  Commodity Hedges ...........................................   39

                                    ARTICLE 6
                                    DEFAULTS

SECTION 6.01.  Events of Default ..........................................   40
SECTION 6.02.  Notice of Default ..........................................   42

                                    ARTICLE 7
                            THE ADMINISTRATIVE AGENT

SECTION 7.01.  Appointment and Authorization ..............................   42
SECTION 7.02.  Administrative Agent and Affiliates ........................   43

                                                                            PAGE

SECTION 7.03.  Action by Administrative Agent .............................   43
SECTION 7.04.  Consultation with Experts ..................................   43
SECTION 7.05.  Liability of Administrative Agent ..........................   43
SECTION 7.06.  Indemnification ............................................   44
SECTION 7.07.  Credit Decision ............................................   44
SECTION 7.08.  Successor Administrative Agent .............................   44
SECTION 7.09.  Administrative Agent's Fees ................................   44
SECTION 7.10.  Other Agents ...............................................   44

                                    ARTICLE 8
                             CHANGE IN CIRCUMSTANCES

SECTION 8.01.  Basis for Determining Interest Rate Inadequate or
                Unfair ....................................................   45
SECTION 8.02.  Illegality .................................................   45
SECTION 8.03.  Increased Cost and Reduced Return ..........................   46
SECTION 8.04.  Base Rate Loans Substituted for Affected Euro-Dollar
                Loans .....................................................   47
SECTION 8.05.  Substitution of Bank .......................................   47

                                    ARTICLE 9
                                  MISCELLANEOUS

SECTION 9.01.  Notices ....................................................   48
SECTION 9.02.  No Waivers .................................................   48
SECTION 9.03.  Expenses; Documentary Taxes; Indemnification ...............   48
SECTION 9.04.  Sharing of Set-Offs ........................................   49
SECTION 9.05.  Amendments and Waivers .....................................   49
SECTION 9.06.  Successors and Assigns .....................................   50
SECTION 9.07.  Collateral .................................................   51
SECTION 9.08.  New York Law; Submission to Jurisdiction ...................   51
SECTION 9.09.  Waiver of Jury Trial, Punitive Damages, etc ................   51
SECTION 9.10.  Counterparts ...............................................   52
SECTION 9.11.  Confidentiality ............................................   52
SECTION 9.12.  No Unwritten Agreements ....................................   52

EXHIBITS
--------

Exhibit A - Note
Exhibit B - Opinion of Special Counsel for the Borrower
Exhibit C - Opinion of Managing Counsel of the Borrower
Exhibit D - Letter of Credit Application and Agreement
Exhibit E - Subsidiary Guaranty

                                CREDIT AGREEMENT


     CREDIT AGREEMENT dated as of October 28, 2002, among CABOT OIL & GAS CORPORATION, the BANKS from time to time parties hereto, FLEET NATIONAL BANK, as Administrative Agent and LC Issuer, FLEET SECURITIES INC., as Arranger, BANK ONE, NA, as Syndication Agent and BMO NESBITT BURNS FINANCING, INC., as Documentation Agent.

     The parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:


     "Administrative Agent" means Fleet National Bank in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

     "Administrative Questionnaire" means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

         "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

     " Assignee" has the meaning set forth in Section 9.06(c).

     "Bank" means each bank or other financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

     "Base Rate" means the higher of (i) the variable per annum rate of interest so designated from time to time by Administrative Agent as its "prime rate", or (ii) the Federal Funds Rate plus one-half percent (0.5%) per annum. The "prime rate" is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the Base Rate resulting from changes in the "prime rate" shall take place immediately without notice or demand of any kind.

     "Base Rate Loan" means, at any time, a Loan which bears interest at such time at a rate determined pursuant to Section 2.05(a) in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election or pursuant to Article 8.

     "Base Rate Margin" means a rate per annum determined in accordance with the Pricing Schedule.

     "Borrower" means Cabot Oil & Gas Corporation, a Delaware corporation, and its successors.

     "Borrower's Consolidated Debt" means, at any date, the aggregate outstanding principal amount of Debt of the Borrower and its Subsidiaries, including the Indebtedness, determined on a consolidated basis as of such date (not including any Non-Recourse Debt in an aggregate principal amount not to exceed $150,000,000 at any such date incurred by the Borrower and its Subsidiaries to finance the acquisition of Properties (other than Petroleum Properties)); provided that the Borrower may request from time to time the exclusion from Borrower's Consolidated Debt of any Subordinated Debt proposed to be incurred at such time by written notice to the Administrative Agent setting forth the terms of such Subordinated Debt (such terms to include, without limitation, the aggregate principal amount of such Subordinated Debt, the rate, if any, at which interest is to accrue thereon, the dates of any scheduled repayments thereof and the final maturity thereof), and the Administrative Agent shall promptly thereafter notify each Bank of such request. The Borrower shall also furnish each Bank with such other information with respect to such Subordinated Debt as any Bank may reasonably request. Within 30 days of receipt of notice of such request from the Administrative Agent, the Banks shall consult with one another to determine the percentage, if any, acceptable to the Required Banks of the aggregate principal amount of such Subordinated Debt which is to be excluded from Borrower's Consolidated Debt. Such percentage as so determined by the Required Banks shall be promptly notified in writing by the Administrative Agent to the Borrower, and upon such notification, and for all purposes thereafter, an amount equal to such percentage of the aggregate outstanding principal amount of such Subordinated Debt shall be excluded from Borrower's Consolidated Debt until such Subordinated Debt is repaid in full or, if applicable, converted into capital stock of the Borrower.

     "Borrower's 2001 Form 10-K" means the Borrower's annual report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission.

     " Borrowing" has the meaning set forth in Section 1.03.

     "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof as its Commitment, as such amount may be reduced from time to time pursuant to Section 2.07 or increased or reduced by reason of an assignment pursuant to Section 9.06, or the obligation of such Bank to make Loans pursuant to Section 2.01 not to exceed such amount, as the context may require, and "Commitments" means the aggregate Commitments of all of the Banks.

     "Commodity Hedge" means any commodity hedge, commodity swap, exchange, forward, futures, collar or cap agreements, fixed price agreements or any other agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

     "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as if such statements were prepared as of such date.

     "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases,
(v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others directly or indirectly guaranteed by such Person or in respect of which such Person is otherwise liable, contingently or otherwise.

     "Debt Limit" means that dollar amount determined and periodically adjusted in accordance with Section 5.10(b).

     A "Debt Limit Excession" exists at any date if and to the extent that Borrower's Consolidated Debt at such date exceeds the Debt Limit at such date.

     "Debt Percentage" means, at any date, the percentage equivalent of a fraction the numerator of which is Borrower's Consolidated Debt at such date and the denominator of which is the Debt Limit at such date and shall be determined based on the certificate of the chief financial officer, chief accounting officer or treasurer of the Borrower furnished to the Banks as provided in
Section 5.01(h).

     "Default" means the occurrence of any of the events specified in Section 6.01, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

     "Domestic Business Day" means any day, other than a Saturday, Sunday or day which shall be in the Commonwealth of Massachusetts or Houston, Texas a legal holiday or day on which banking institutions are required or authorized to close.

     "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by written notice to the Borrower and the Administrative Agent.

     "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by written notice to the Borrower and the Agent.

     "Euro-Dollar Loan" means, at any time, a Loan which bears interest at such time at a rate determined pursuant to Section 2.05(b) or 2.05(c) in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election.

     "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

     "Euro-Dollar Reserve Percentage" means the maximum aggregate reserve requirement (including all basic, supplemental, marginal, special, emergency and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D. Without limiting the effect of the foregoing, the Euro-Dollar Reserve Percentage shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the London Interbank Offered Rate is to be determined, or (b) any category of extensions of credit or other assets which include Euro-Dollar Loans.

     "Event of Default" means any of the events specified in Section 6.01.

     "Excepted Liens" means: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (iii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted, but only so long as execution of such judgment and enforcement of such Lien is effectively stayed and the amount thereof (in excess of applicable insurance coverage) does not exceed, individually or in the aggregate, $5,000,000; (iv) vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens (including, without limitation, Liens arising in favor of sellers of hydrocarbons) arising by operation of law in the ordinary course of business incident to obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of the Borrower or a Subsidiary; (v) Liens arising in the ordinary course of business under farm-out agreements, gas sales contracts, operating agreements, unitization and pooling agreements, and such other documents as are customarily found in connection with comparable drilling and producing operations; (vi) letters of credit, pledges or deposits, including bonds, required in the ordinary course of business to secure public or statutory obligations or to secure performance in connection with bids or contracts related to the exploration or development of Petroleum Properties, to the extent that payment of the underlying obligations is not yet due or is being contested in good faith by appropriate proceedings by or on behalf of the Borrower or a Subsidiary and with respect to which appropriate reserves have been established; and (vii) minor irregularities in title which do not materially interfere with the occupation, use and enjoyment by the Borrower and its Subsidiaries of their respective Properties in the normal course of business as presently conducted or materially impair the value thereof for such business.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute. For purposes of Section 6.01(k), unless otherwise defined in such Section, the terms enclosed in quotation marks as used therein have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

     "Executive Officer" means, with respect to any Person, the president, any vice president, the treasurer, the chief financial officer, the chief accounting officer, the controller or the general counsel or any other person performing similar functions.

     "Existing Agreement" means the Credit Agreement dated as of December 17, 1998 among the Borrower, the banks parties thereto, and agent for such banks, as amended to the Effective Date.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

     "Financing Documents" means this Agreement, the Notes, the Letters of Credit, the LC Applications and all other agreements, certificates, documents and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

     "Group of Loans" means at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time (other than Base Rate Loans arising under Section 8.02 or 8.04, which shall be included in the related Group of Euro-Dollar Loans) or (ii) all Loans which are Euro-Dollar Loans having the same Interest Period at such time.

     "Indebtedness" means any and all Loans and all other liabilities of the Borrower to the Banks, Administrative Agent or LC Issuer, including all LC Obligations, or any other liabilities from time to time existing under the Financing Documents, and all renewals, extensions, rearrangements, amendments or supplements to such documents.

     " Initial Reserve Report" has the meaning set forth in Section 4.04(b).

     "Interest Period" means, with respect to each particular Euro-Dollar Loan in a Euro-Dollar Borrowing, the period specified in the Notice of Borrowing or Notice of Interest Rate Election applicable thereto, beginning on and including the date specified in such Notice of Borrowing or Notice of Interest Rate Election (which must be a Domestic Business Day), and ending one, three, six or twelve months (if twelve months is available for each Bank) thereafter, as Borrower may elect in such notice; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b) any Interest Period which begins on the last Euro-Dollar Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day in a calendar month; and

          (c) notwithstanding the foregoing, no Interest Period may be selected for a Loan that would end after the Termination Date.

Notwithstanding the foregoing (x) all Interest Periods at any one time outstanding shall end on not more than six different dates and (y) the duration of any Interest Period which would otherwise violate the limitation in clause
(x) shall be adjusted to coincide with the remaining term of such other then current Interest Period with respect to a Euro-Dollar Loan as the Borrower shall specify in the related Notice of Borrowing or Notice of Interest Rate Election.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "LC Application" means any application for a Letter of Credit hereafter made by the Borrower to LC Issuer.

     "LC Collateral" has the meaning given to such term in Section 2.21.

     "LC Conditions" has the meaning given to such term in Section 2.16.

     "LC Issuer" means Fleet National Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Bank in question, appoint any Bank hereunder as an LC Issuer in place of or in addition to Fleet National Bank.

     "LC Obligations" means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

     "Letter of Credit" means any letter of credit issued by LC Issuer hereunder at the application of Borrower.

     "Letter of Credit Period" means the period from and including the Effective Date to but not including the ninth Domestic Business Day prior to the Termination Date.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including without limitation any Production Payment, advance payment, gas imbalances, take or pay or similar arrangement with respect to minerals in place) or any other arrangement the economic effect of which is to give a creditor preferential access to such asset to satisfy its claim, whether or not filed, recorded or otherwise perfected under applicable law. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien (i) any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset or any capitalized lease obligation or (ii) any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement which effectively imposes the risk of collectibility upon the transferor).

     "Loan" means any loan made or to be made by a Bank hereunder, which will be either a Base Rate Loan or a Euro-Dollar Loan. "Loans" means all or any combination of the foregoing, as the context may require.

     "London Interbank Offered Rate" means, as applicable to any Euro-Dollar Loan within a Euro-Dollar Borrowing and with respect to the related Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) as determined on the basis of offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on Telerate Page 3750 (or any successor page) as of 11:00 a.m. London time on the day that is two Euro-Dollar Business Days preceding the first day of such Euro-Dollar Loan; provided, however, if the rate described above does not appear on the Telerate system on any applicable interest determination date, the London Interbank Offered Rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period on the Reuters Page "LIBOR" (or such other page as may replace the LIBOR Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London time), on the date that is two Euro-Dollar Business Days prior to the beginning of such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/1000 of 1%). If both the Telerate and Reuters system are unavailable, then the London Interbank Offered Rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Euro-Dollar Business Days preceding the first day of such Euro-Dollar Loan as selected by Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Euro-Dollar Business Days preceding the first day of such Euro-Dollar Loan. In the event that Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the London Interbank Offered Rate pursuant to such Euro-Dollar Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Euro-Dollar Reserve Percentage with respect to eurodollar deposits of any Bank, then for any period during which such Euro-Dollar Reserve Percentage shall apply, the London Interbank Offered Rate shall be equal to the amount determined above divided by an amount equal to
1.00 minus the Euro-Dollar Reserve Percentage. The London Interbank Offered Rate for any Euro-Dollar Loan shall change whenever the Euro-Dollar Reserve Percentage changes.

     "Material Adverse Effect" means (i) any material adverse effect on the business, Properties, financial position, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrower to perform any of its obligations under the Financing Documents or (iii) any material adverse effect on any of the rights and remedies of the Banks and the Administrative Agent under the Financing Documents.

     "Material Debt" means Debt (other than Non-Recourse Debt) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $7,000,000.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $3,000,000.

     "Material Subsidiary" means any Subsidiary of Borrower which, as of the end of any Fiscal Quarter, either:

     (i) has attributed to five percent (5%) or more of Borrower's Consolidated Cash Flow (as defined in Section 5.13), or

     (ii) owns five percent (5%) or more of the book value of the Borrower's consolidated assets.

     "Matured LC Obligations" means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any such Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "Non-Recourse Debt" of any Person means Debt of such Person in respect of which (i) the recourse of the holder of such Debt, whether direct or indirect and whether contingent or otherwise, is effectively limited to the assets directly securing such Debt; (ii) such holder may not collect by levy of execution against assets of such Person generally (other than the assets directly securing such Debt) if such Person fails to pay such Debt when due and the holder obtains a judgment with respect thereto; and (iii) such holder has waived, to the extent such holder may effectively do so, such holder's right to elect recourse treatment under 11 U.S.C. Ss 1111(b).

     "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

     "Notice of Borrowing" has the meaning set forth in Section 2.02.

     "Notice of Interest Rate Election" has the meaning set forth in Section
2.08.

     "Parent" means, with respect to any Bank, any Person controlling such Bank.

     "Participant" has the meaning set forth in Section 9.06(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust, an unincorporated organization or joint venture, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Petroleum Property" means (i) any interest of the Borrower or any Subsidiary in oil and gas reserves and assets consisting primarily of gas gathering and transmission pipelines which is, or is to be, taken into account in the determination of the Debt Limit pursuant to Section 5.10 or the annual coverage ratio pursuant to Section 5.13 and (ii) any Section 29 Transaction PPI provided that (a) such Section 29 Transaction PPI constitutes a production payment within the meaning of the Bankruptcy Reform Act of 1994 and (b) such
Section 29

Transaction PPI is filed, recorded or otherwise perfected under applicable law so as to be fully protected from all creditors and transferees of the grantor thereof.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Pricing Schedule" means the schedule annexed hereto denominated as such.

     "Production Payment" means an interest in a Petroleum Property that (i) is not subject to the costs of production and (ii) terminates at such time as the interest-holder has realized a specified sum from the sale of oil or gas attributable to such interest.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Proved Reserves" means "proved oil and gas reserves" as specified under Rule 4-10(a)(2) of Regulation S-X of the Securities and Exchange Commission.

     "Quarterly Date" means the first day of each March, June, September and December or if any such date is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Required Banks" means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments then in effect, or, if the Commitments shall have been terminated, holding Notes evidencing at least 66 2/3% of the aggregate principal amount of the Loans and LC Obligations then outstanding.

     "Reserve Report" means the Initial Reserve Report and each report delivered by the Borrower pursuant to Section 5.09(a), Section 5.09(b), or Section 5.09(c).

     "Revolving Credit Period" means the period from and including the Effective Date to but not including the Termination Date.

     "Section 29 Transaction" means a transaction completed prior to the date hereof with terms similar to those outlined in the letter dated March 20, 1995 from State Street Bank and Trust Company to the Borrower, copies of which have heretofore been delivered to the Banks.

     "Section 29 Transaction PPI" means a volumetric production payment interest arising from the Section 29 Transaction.

     "Subordinated Debt" means indebtedness of the Borrower for borrowed money which (i) is not guaranteed by any other Person, (ii) requires no payment of principal to be made prior to the first anniversary of the Termination Date (as in effect at the time such Subordinated Debt is incurred or as requested to be extended by the Borrower and approved by the Banks at such time), and (iii) is subordinated in right of payment to the Indebtedness by subordination provisions in form and substance satisfactory to the Required Banks.

     "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

     "Subsidiary Guarantor" means any Subsidiary of Borrower that now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to
Section 5.08

     "Termination Date" means October 28, 2006, or if such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

     "Type" refers to the determination whether a Loan is a Base Rate Loan or a Euro-Dollar Loan (or a Borrowing comprised of such Loans).

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any Subsidiary (whether direct or joint and several with one or more affiliates) to the PBGC or any other Person under Title IV of ERISA.

     "Wholly-Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

     SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used in this Agreement shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

     Section 1.03. Types of Borrowings. The term "Borrowing" means a borrowing of the same Type by the Borrower from one or more Banks pursuant to Article 2 on a given date and, in the case of Euro-Dollar Loans, for the same Interest Period. Borrowings are classified for purposes of this Agreement by Type
(e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans).


                                   ARTICLE 2
                                  THE CREDITS

     Section 2.01. Commitments to Lend. During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Loans plus the LC Obligations of such Bank at any one time outstanding shall not exceed the amount of its Commitment at such time. Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section. Each Borrowing under this Section shall be made from the several Banks ratably in proportion of their respective Commitments.

     Section 2.02. Notice of Borrowings. (a) The Borrower shall give the Administrative Agent notice (a "Notice of Borrowing") not later than 10:30 A.M. (Boston, Massachusetts time) on (x) the Domestic Business Day of each Base Rate Borrowing, and (y) the third Euro-Dollar Business Day next preceding each Euro-Dollar Borrowing; specifying:

          (i) the date of such Borrowing, which shall be Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of Euro-Dollar Borrowing.

          (ii) the aggregate amount of such Borrowing, which shall be $3,000,000 or any larger multiple of $1,000,000 (except that any Borrowing may be in the aggregate amount available hereunder in accordance with
     Section 3.02(b)),

          (iii) whether the Loans comprising such Borrowing are initially to be Base Rate Loans or Euro-Dollar Loans, and

          (iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     (b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (c) Not later than 12:00 Noon (Boston, Massachusetts time) on the date of each Borrowing, each Bank shall make available its share of such Borrowing, in Federal or other funds immediately available in Boston, Massachusetts, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

     (d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection
(c) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement. The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan, and no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank hereunder.

     SECTION 2.03. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

     (b) Upon receipt of each Bank's Note pursuant to Section 3.01, the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

     SECTION 2.04. Maturity of Loans. The Loans of each Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Termination Date.

     SECTION 2.05. Interest Rates. (a) Subject to Section 2.15, each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, in the case of any Base Rate Loan converted to a Euro-Dollar Loan, on the date of such conversion. Subject to Section 2.15, any overdue principal of and overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

     (b) Subject to Section 2.15, each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the applicable London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, on each three-month anniversary of the first day thereof.

     (c) Subject to Section 2.15, any overdue principal of and overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of
(i) the sum of the Euro-Dollar Margin plus the London Interbank Offered Rate applicable to such Loan and (ii) the Euro-Dollar Margin plus the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (x) the London Interbank Offered Rate for an Interest Period of one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) by (y) 1 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8;01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

     (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     SECTION 2.06. Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Bank a commitment fee at a rate per annum equal to the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily average unused amount of its Commitment. Such commitment fees shall accrue from and including the Effective Date to but excluding the date of termination of the Commitments in their entirety. Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and upon the date of termination of the Commitments in their entirety.

     SECTION 2.07. Termination or Reduction of Commitments.


     (a)  Mandatory. The Commitments shall terminate on the Termination Date.

     (b) Optional. The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

     SECTION 2.08. Method of Electing Interest Rates. (a) The Loans comprising each Borrowing shall bear interest initially at the Type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:

          (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

          (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans, or may elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case beginning on the last day of the then current Interest Period applicable to such Loans;

          (iii) if such Loans are Base Rate Loans, the Borrower may elect to designate such Loans as any combination of Base Rate Loans or Euro-Dollar Loans as of any Euro-Dollar Business Day (subject to the definition of Interest Period); and

          (iv) if such Loans are Euro-Dollar Loans, the Borrower may elect to designate such Loans as any combination of Base Rate Loans or Euro-Dollar Loans as of the last day of the then current Interest Period applicable to such Loans (subject to the definition of Interest Period).

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Administrative Agent not later than 10:30 A.M. (Boston, Massachusetts time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective.

     A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $3,000,000.

     (b) Each Notice of Interest Rate Election shall specify with respect to the outstanding Borrowing to which such notice applies:

          (i) the Group of Loans (or portion thereof) to which such notice applies);

          (ii) the date on which conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

          (iii) if such Group of Loans (or portion thereof) are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto after such conversion; and

          (iv) if such Group of Loans (or portion thereof) are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

 Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

     (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Borrowing comprised of Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

     SECTION 2.09. Prepayments.

     (a) Optional Prepayments. Subject in the case of Euro-Dollar Loans to the provisions of Section 2.11, the Borrower may (i) upon notice to the Administrative Agent not later than 10:30 A.M. (Boston, Massachusetts time) on any Domestic Business Day, prepay on such Domestic Business Day any Group of Base Rate Loans, and (ii) on the last day of the Relevant Interest Period upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group.

     (b) Mandatory Prepayments. If at any time the aggregate principal amount of Loans plus the LC Obligations at any one time outstanding exceeds the aggregate amount of the Commitments then in effect (whether due to a reduction in the Commitments in accordance with Section 2.07 of this Agreement, or otherwise), the Borrower shall immediately upon demand prepay the principal of the Loans in an amount at least equal to such excess. Borrower shall, contemporaneously with any asset sale, transfer or disposition permitted under Section 5.12, apply the net cash proceeds of such sale, transfer or disposition to repay outstanding Loans. If at any time a Debt Limit Excession exists, the Borrower shall, within ten days after Administrative Agent gives notice of such fact to the Borrower, give notice to Administrative Agent electing to, either:

          (i) prepay the principal of the Loans in an aggregate amount at least equal to such Debt Limit Excession (or, if the Loans have been paid in full, deliver to LC Issuer LC Collateral as required under Section 2.21(a)) within thirty days of such election, or

          (ii) prepay the principal of the Loans in up to three monthly installments in an aggregate amount at least equal to such Debt Limit Excession, with each such installment equal to or in excess of one-third of such Debt Limit Excession, and with the first such installment to be paid one month after the giving of such notice and the subsequent installments to be due and payable at one month intervals thereafter until such Debt Limit Excession has been eliminated, or

          (iii) give notice to Agent that Borrower will provide additional assets acceptable to Administrative Agent within thirty days of such election, to the extent needed to allow Banks to increase the Borrowing Base (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount which eliminates such Debt Limit Excession. If, prior to any such specification by Administrative Agent, Banks determine that the provision of such additional assets will not serve to eliminate such Debt Limit Excession, then, within five Business Days after receiving notice of such determination from Administrative Agent, the Borrower will elect to make, and thereafter make, the prepayments specified in either of the preceding subsections (i) or (ii) of this subsection (b).

     (c) Upon receipt of a notice of prepayment pursuant to this Section 2.09, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     SECTION 2.10. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (Boston, Massachusetts time) on the date when due, in Federal or other funds immediately available in Boston, Massachusetts, to the Administrative Agent at its address referred to in Section
9.01. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

     SECTION 2.11. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (whether pursuant to this Article 2 or Article 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.05(c), or if the Borrower fails to borrow or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.02(b) or 2.09(a), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred with respect to such Loans, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     SECTION 2.12. Computation of Interest and Fees. Interest based on the Base Rate and commitment fees hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     SECTION 2.13. Withholding Tax Exemption. At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     SECTION 2.14. Regulation D Compensation. For so long as any Bank maintains reserves against "Eurocurrency liabilities" (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), then such Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least five Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount to which such Bank is then entitled under this Section.

     SECTION 2.15. Maximum Interest Rate. (a) Nothing contained in this Agreement or the Notes shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by law.

     (b) If the amount of interest, including amounts that would be deemed to constitute interest under applicable law, payable for the account of any Bank, would at any time exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account shall ipso facto be automatically reduced to such maximum permissible amount, and any amount constituting interest received by such Bank in excess of the maximum permissible amount of interest which, under applicable law, could then be collected by such Bank shall be credited by such Bank against and to the extent of the unpaid principal amount of the Loans of such Bank outstanding at such time, first against any Base Rate Loans and next against any Euro-Dollar Loans as selected by such Bank, with the remaining excess, if any, being promptly refunded to the Borrower.

     (c) If the amount of interest, including amounts that would be deemed to constitute interest under applicable law, payable for the account of any Bank in respect of any applicable computation period is reduced pursuant to clause (b) of this Section and the amount of interest payable for its account in respect of any subsequent computation period would be less than the maximum amount permitted by applicable law to be charged by such Bank, then the amount of interest payable for its account in respect of such subsequent computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Bank has been increased pursuant to this clause (c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to clause (b) of this Section.

     SECTION 2.16. Letters of Credit. Subject to the terms and conditions hereof, the Borrower may during the Letter of Credit Period, request LC Issuer to issue, amend, or extend the expiration date of, one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

          (a) the aggregate principal amount of Loans plus the LC Obligations at any one time outstanding does not exceed the aggregate amount of the Commitments at such time;

          (b) the aggregate amount of LC Obligations at such time does not exceed $25,000,000;

          (c) the expiration date of such Letter of Credit is prior to the earlier of (i) one (1) year after the date of issuance of such Letter of Credit and (ii) the Termination Date;

          (d) such Letter of Credit is to be used for general corporate purposes of the Borrower or any of its Subsidiaries and is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person, except Debt of the Borrower or any of its Subsidiaries;

          (e) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article 8;

          (f) the form and terms of such Letter of Credit are acceptable to LC Issuer in its sole and absolute discretion; and

          (g) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through
(g) (the "LC Conditions") have been met as of the date of issuance, amendment, or extension of the expiration of, such Letter of Credit. Notwithstanding the foregoing, Borrower's right to request Letters of Credit hereunder shall not limit or restrict Borrower or any Subsidiary from requesting or obtaining letters of credit from any other financial institutions, and no such letter of credit issued by such other institution shall be subject to any of the terms or conditions hereof.

     SECTION 2.17. Requesting Letters of Credit. The Borrower must make written application for any Letter of Credit at least two Domestic Business Days before the date on which the Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, the Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.16 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form and substance of Exhibit D, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and the Borrower). If all LC Conditions for a Letter of Credit have been met as described in Section 2.16 on any Domestic Business Day before 11:00 a.m., Boston, Massachusetts time, LC Issuer will issue such Letter of Credit on the same Domestic Business Day at LC Issuer's office in Boston, Massachusetts. If the LC Conditions are met as described in Section 2.16 on any Domestic Business Day on or after 11:00 a.m., Boston, Massachusetts time, LC Issuer will issue such Letter of Credit on the next succeeding Domestic Business Day at LC Issuer's office in Boston, Massachusetts. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

     SECTION 2.18. Reimbursement and Participations.

     (a) Reimbursement by the Borrower. Each Matured LC Obligation shall constitute a loan by LC Issuer to the Borrower. The Borrower promises to pay to LC Issuer, or to LC Issuer's order, on demand, the full amount of each Matured LC Obligation, together with interest thereon at a rate per annum equal to (i) the rate applicable to Base Rate Loans for such day to and including the second Domestic Business Day after the Matured LC Obligation is incurred and (ii) the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

     (b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then the Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request the Banks to make Loans to the Borrower in the amount of such draft or demand, which Loans shall be made hereunder concurrently with LC Issuer's payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by the Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.01, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

     (c) Participation by the Banks. LC Issuer irrevocably agrees to grant and hereby grants to each Bank, and to induce LC Issuer to issue Letters of Credit hereunder, each Bank irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Bank's own account and risk an undivided interest, in an amount equal to the percentage obtained by dividing (i) such Bank's Commitment by (ii) the aggregate amount of the Commitments then in effect (such Bank's "Percentage Share"), of LC Issuer's obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Bank unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Bank shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer's address for notices hereunder, an amount equal to such Bank's Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by the Borrower). Each Bank's obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Bank to LC Issuer pursuant to this subsection is paid by such Bank to LC Issuer within three Domestic Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Bank, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Bank to LC Issuer pursuant to this subsection is not paid by such Bank to LC Issuer within three Domestic Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Bank, on demand, interest thereon calculated from such due date at the rate applicable to Base Rate Loans for such day.

     (d) Distributions to Participants. Whenever LC Issuer has in accordance with this Section 2.18 received from any Bank payment of such Bank's Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from the Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer's demand that such Bank make such payment of its Percentage Share), LC Issuer will distribute to such Bank its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Bank shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

     (e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this Section 2.18, submitted by LC Issuer to the Borrower or any Bank from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

     SECTION 2.19. Letter of Credit Fees. In consideration of LC Issuer's issuance of any Letter of Credit, the Borrower agrees to pay (i) to LC Issuer for the account of each Bank in proportion to its Percentage Share, a Letter of Credit fee equal to (a) the LC Fee Rate (determined daily in accordance with the Pricing Schedule) applicable each day times the maximum drawing amount of such Letter of Credit, plus (b) upon the occurrence of an Event of Default, subject to Section 2.15, two percent (2%) per annum, and (ii) to such LC Issuer for its own account, a letter of credit fronting fee equal to the greater of (A) (I) 0.125% of the maximum drawing amount of such Letter of Credit, plus (II) upon the occurrence of an Event of Default, two percent (2%) per annum, and (B) $150. Each such fee will be calculated on each day at the above applicable rates and will be payable quarterly in arrears within 15 days after the each Quarterly Date. In addition, the Borrower will pay to LC Issuer such other fees and charges customarily charged by LC Issuer, including mailing, courier, facsimile and cable charges, in respect of any issuance, amendment, negotiation, renewal or drawing of any Letter of Credit in accordance with LC Issuer's published schedule of such charges effective as of the date of such issuance, amendment, negotiation, renewal or drawing.

     SECTION 2.20. No Duty to Inquire.

     (a) Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent in accordance with the terms and conditions of such Letter of Credit is hereby authorized and approved. The Borrower releases LC Issuer, Administrative Agent and each Bank from, and agrees to hold LC Issuer, Administrative Agent and each Bank harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY LC ISSUER, ADMINISTRATIVE AGENT OR ANY BANK, provided only that none of LC Issuer, Administrative Agent nor any Bank shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

     (b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrower, or if the amount of any Letter of Credit is increased at the request of the Borrower, this Agreement shall be binding upon the Borrower with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer's correspondents, or any Bank in accordance with such extension, increase or other modification.

     (c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer in accordance with the terms and conditions of such Letter of Credit is hereby authorized and approved, and the Borrower releases LC Issuer, Administrative Agent and each Bank from, and agrees to hold LC Issuer, Administrative Agent and each Bank harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY LC ISSUER, ADMINISTRATIVE AGENT OR ANY BANK, provided only that none of LC Issuer, Administrative Agent nor any Bank shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

     SECTION 2.21. LC Collateral.

     (a) LC Obligations in Excess of Commitment. If, after the making of all mandatory prepayments required under Section 2.09(b), the outstanding LC Obligations will exceed the

Commitment or a Debt Limit Excession exists, then in addition to prepayment of the entire principal balance of the Loans the Borrower will immediately upon demand by Administrative Agent deliver to LC Issuer an amount equal to such excess or such remaining Debt Limit Excession. LC Issuer will hold such amount as collateral security for the remaining LC Obligations (all such amount held as collateral security for LC Obligations being herein collectively called "LC Collateral") and the other obligations, and such collateral may be applied from time to time to any Matured LC Obligations or any Note which are due and payable. Neither this subsection nor the following subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral, or LC Obligation, including any LC Application, or any rights which any Bank may have to otherwise apply any payments by the Borrower to any LC Collateral pursuant to this Agreement.

     (b) Acceleration of LC Obligations. If the Indebtedness or any part thereof becomes immediately due and payable pursuant to Section 6.01 then, unless all Banks otherwise specifically elect to the contrary (which election may thereafter be retracted by any Bank at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and the Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding to be held as LC Collateral.

     (c) Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by LC Issuer in such cash equivalents as LC Issuer may choose in its sole discretion. All interest on (and other proceeds of) such investments shall be reinvested or applied to Matured LC Obligations or the Loans which are due and payable. When all Indebtedness has been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of the Borrower's reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release any remaining LC Collateral. The Borrower hereby assigns and grants to LC Issuer for the benefit of the Banks a continuing security interest in all LC Collateral delivered by it to LC Issuer, all investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its obligations under this Agreement, each Note, and the other Financing Documents, and Borrower agrees that such LC Collateral, investments and proceeds shall be subject to all of the terms and conditions of the Financing Documents. Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of New York with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

     (d) Payment of LC Collateral. When the Borrower is required to provide LC Collateral for any reason pursuant to Section 2.21(a) above and fails to do so on the day when required, LC Issuer or Administrative Agent may without prior notice to the Borrower or any other Person, provide such LC Collateral (whether by transfers from other accounts maintained with LC Issuer, or otherwise) using any available funds of the Borrower or any other Person also liable to make such payments, and LC Issuer or Administrative Agent will give notice thereof to the Borrower promptly after such application or transfer. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes hereof, be considered past due obligations owing hereunder, and LC Issuer is hereby authorized to exercise its rights hereunder to obtain such amounts.

                                    ARTICLE 3
                                   CONDITIONS

     SECTION 3.01. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05) (except Sections 2.11 and 9.03, which shall become effective on the date that clause (a) below is satisfied):

          (a) receipt by the Administrative Agent of counterparts hereof, signed by each of the parties hereto (or, in the case of any party as to which any executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other written confirmation from such party of execution of a counterpart hereof by such party);

          (b) receipt by the Administrative Agent for the account of each Bank of a Note duly executed on behalf of the Borrower and dated on or before the Effective Date, complying with the provisions of Section 2.03, and a guaranty of each Material Subsidiary as required pursuant to Section 5.08;

          (c) receipt by the Administrative Agent of an opinion of Baker & Botts, special counsel for the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit B hereto;

          (d) receipt by the Administrative Agent of an opinion of Lisa A. Machesney, Vice President, Managing Counsel and Corporate Secretary of the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit C hereto;

          (e) receipt by the Administrative Agent of a certificate signed by the chief financial officer, chief accounting officer or treasurer of the Borrower, to the effect set forth in clauses (b), (c) and (d) of Section 3.02;

          (f) receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of the Borrower and each Subsidiary Guarantor, the corporate authority for and the validity of the Financing Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and

          (g) receipt by the Administrative Agent of evidence satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and all accrued fees under, the Existing Agreement.

The certificate and opinions referred to in clauses (c), (d), (e) and (f) above shall be dated the Effective Date; provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than October 31, 2002. Promptly after the Effective Date occurs, the Administrative Agent shall notify the Borrower and the Banks thereof, and such notice shall be conclusive and binding on all parties hereto. The Borrower and the Banks party to the Existing Agreement, comprising the Required Banks as defined therein, hereby agree that (i) the commitments of the banks under the Existing Agreement shall terminate in their entirety immediately and automatically upon the effectiveness of this Agreement, without further action by any party to the Existing Agreement, (ii) all accrued fees under the Existing Agreement shall be due and payable at such time, and (iii) subject to the funding loss indemnities in the Existing Agreement, the Borrower may prepay any and all loans outstanding thereunder on the Effective Date. Promptly after the Effective Date, each Bank which is a party to the Existing Agreement will return to the Borrower the note issued to it pursuant to the Existing Agreement (or if it is unable to locate such note, will provide the Borrower with an officer's certificate to that effect).

     SECTION 3.02. Borrowings and Letters of Credit Issuances. The obligation of each Bank to make a Loan to the Borrower on the occasion of any Borrowing, and the obligation of LC Issuer to issue any Letter of Credit, is subject to the satisfaction of the following conditions:

     (a) receipt by the Administrative Agent of notice of such Borrowing as required by Section 2.02 or receipt by LC Issuer of an LC Application with respect to such Letter of Credit as required by Section 2.17;


     (b) the fact that, immediately after such Borrowing or issuance of such Letter of Credit, Borrower's Consolidated Debt will not exceed the Debt Limit;

     (c) the fact that, immediately before and after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing; and

     (d) the fact that the representations and warranties of the Borrower contained in this Agreement (except, in the case of any Borrowing or the issuance of any Letter of Credit occurring subsequent to the first Borrowing or issuance of a Letter of Credit, the representations and warranties covering historical information in Sections 4.04(a) and (b) and the first sentence of
Section 4.05, and except to the extent the representations and warranties would cover price and other economic assumptions furnished by the Required Banks under
Section 5.09(d)) shall be true and correct on and as of the date of such Borrowing or issuance of such Letter of Credit.

Each Borrowing hereunder or request for a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance of such Letter of Credit as to the facts specified in clauses (b), (c) and (d) of this Section.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES



     The Borrower represents and warrants that:

     SECTION 4.01. Corporate Existence and Power. The Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to own its assets and to carry on its business as now conducted and is duly qualified as a foreign corporation in good standing in each jurisdiction where the nature of its business or the ownership or leasing of its Properties requires such qualification, except where the failure to qualify would not materially and adversely affect the conduct of its business or the enforceability of contractual obligations of the Borrower. Neither the Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act or any other law or regulation the application of which limits the incurrence by the Borrower of Debt hereunder, including, but not limited to, laws relating to common or contract carriers or the sale of electricity, gas, steam, water or other public utility services.

     SECTION 4.02. Corporate Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower and each Subsidiary Guarantor of the Financing Documents are within the Borrower's and each Subsidiary Guarantor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or any Subsidiary Guarantor or of any agreement or instrument evidencing or governing Debt of the Borrower or any Subsidiary or any other agreement, instrument, judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary Guarantor pursuant to any such agreement, instrument, judgment, injunction, order or decree.

     SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each of the other Financing Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower and each Subsidiary Guarantor, to the extent a party thereto, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

     SECTION 4.04. Financial and Other Information.

     (a) (i) The combined balance sheet of the Borrower and its Subsidiaries as of December 31, 2001 and the related combined statements of income and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and incorporated by reference in the Borrower's 2001 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the combined financial position of the Borrower and its Subsidiaries as of such date and their combined results of operations and cash flows for such fiscal year.

     (ii) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2002 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended June 30, 2002 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments).

     (b) There are no statements or conclusions in the Miller & Lents, Ltd. report dated February 8, 2002 with respect to the Borrower's oil and gas reserves, a copy of which has been delivered to each of the Banks (the "Initial Reserve Report") that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that such statements and conclusions are necessarily based upon professional opinions, estimates and forecasts, and the Borrower does not warrant that such opinions, estimates and forecasts will ultimately prove to have been accurate.

     (c) Since June 30, 2002, there has been no material adverse change in the business, Properties, financial position, results of operations or prospects of the Borrower or any Subsidiary Guarantor or of the Borrower and its Subsidiaries, considered as a whole.

     SECTION 4.05. Full Disclosure. None of the financial statements and other financial or factual information included in the financial statements described in Section 4.04(a) or in the most recent Reserve Report (excluding estimates, financial projections and pro forma financial statements) contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. All other financial and reserve information, financial statements and other documents, estimates, projections and pro forma financial information furnished by the Borrower to the Banks in connection with the Financing Documents do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of the Borrower, each Subsidiary Guarantor or of the Borrower and its Subsidiaries, considered as a whole, or the Borrower's or each Subsidiary Guarantor's ability to perform its obligations under the Financing Documents.

     SECTION 4.06. Litigation. Except as set forth in the Borrower's 2001 Form 10-K, March 2002 Form 10-Q and June 2002 Form 10-Q, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, Properties, financial position, results of operations or prospects of the

Borrower or of the Borrower and its Subsidiaries, considered as a whole, or which in any manner draws into question the validity of any Financing Document.

     SECTION 4.07. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which, in either case, has resulted or could result in the imposition of a Lien on Property of the Borrower or any Subsidiary or the posting of a bond or other security by the Borrower or any Subsidiary under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA) which could cause the Borrower or any Subsidiary (whether directly or jointly and severally with one or more affiliates) to incur any liability.

     SECTION 4.08. Environmental Matters. In the ordinary course of its business, the Borrower considers the effect of all existing and applicable Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). The Borrower has reasonably concluded that existing and applicable Environmental Laws are unlikely to have a material adverse effect on the business, Properties, financial condition, results of operations or prospects of the Borrower, any Subsidiary Guarantor or of the Borrower and its Subsidiaries, considered as a whole.

     SECTION 4.09. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are adequate.

     SECTION 4.10. Titles, etc. The Borrower and each Subsidiary has good, valid and defensible title to its material (individually or in the aggregate) Properties (including valid and defensible title to all of the oil and gas Properties which such Borrower has identified to the Banks for use in determining the Debt Limit and good title to other material Properties which are not oil and gas Properties) free and clear of all Liens except (i) Excepted Liens or (ii) Liens otherwise expressly permitted by Section 5.11.

     SECTION 4.11. Casualties; Taking of Properties. Since the date of the most recent Reserve Report, neither the business nor the Petroleum Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy, the occurrence of which would have a material adverse effect on the business, Properties, financial condition, results of operations or prospects of the Borrower, each Subsidiary Guarantor or of the Borrower and its Subsidiaries, considered as a whole.

     SECTION 4.12. Use of Proceeds. The proceeds of the Loans will be used (i) to refinance the Borrower's existing Debt, (ii) for the Borrower's general corporate purposes, including without limitation the payment of dividends as permitted hereunder, (iii) the financing of the acquisition, exploration and development of Petroleum Properties, and (iv) to pay reimbursement obligations with respect to Letters of Credit. Borrower shall use all Letters of Credit for its and its Subsidiaries' general corporate purposes. None of such proceeds of the Loans, and no Letter of Credit, will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, which violates or which would be inconsistent with Regulation U.

                                    ARTICLE 5
                                    COVENANTS

     The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid, it will perform and comply with each of the following covenants, unless such performance and compliance shall have been specifically waived in writing by the Required Banks.

     SECTION 5.01. Information. The Borrower will deliver to each of the Banks:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported in a manner acceptable to the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, together with a copy of Borrower's FAS 133 Commodity Hedge report filed with Borrower's Form 10-K (or its equivalent) for such fiscal year filed with the Securities and Exchange Commission;

     (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, chief accounting officer or treasurer of the Borrower, together with a copy of Borrower's FAS 133 Commodity Hedge report filed with Borrower's Form 10-Q (or its equivalent) for such fiscal quarter filed with the Securities and Exchange Commission;

     (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, chief accounting officer or treasurer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.10, Section 5.13, and
Section 5.17 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

     (d) within five days after any Executive Officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, chief accounting officer or treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

     (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

     (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

     (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or any Executive Officer of the Borrower or any Subsidiary knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under
Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any required payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien on Property of the Borrower or any Subsidiary or the posting of a bond or other security by the Borrower or any Subsidiary, a certificate of the chief financial officer, chief accounting officer or treasurer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

     (h) as soon as practicable upon any change in the applicable Commitment Fee Rate, Euro-Dollar Margin or on account of a change in the Debt Percentage, a certificate of the chief financial officer, chief accounting officer or treasurer of the Borrower setting forth the date thereof and a calculation of the Debt Percentage at such date; and

     (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as any Bank may reasonably request; provided that, to the extent practicable (as determined by the Administrative Agent in its sole discretion), requests from the Banks for written reports shall be delivered to the Borrower by the Administrative Agent.

     SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

     SECTION 5.03. Maintenance of Property. The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. The Borrower will operate, or will use its best efforts to cause a third party operator to operate, all Petroleum Properties in a prudent manner, and will market or will cause to be marketed the production therefrom at the best price reasonably obtainable at the time the applicable sales contract is executed. Neither the Borrower nor any Subsidiary will abandon any Petroleum Property capable of production in paying quantities.

     SECTION 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit (i) the merger of a Wholly-Owned Subsidiary into the Borrower or the merger or consolidation of a Wholly-Owned Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Wholly-Owned Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

     SECTION 5.05. Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

     SECTION 5.06. Inspections of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective Properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

     SECTION 5.07. Insurance. The Borrower and each Subsidiary now maintains and will cause to be maintained with insurers which the Borrower believes to be financially sound and reputable, insurance with respect to its Properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated. Upon request of any Bank, the Borrower will furnish or cause to be furnished to such Bank from time to time a summary of the insurance coverage of the Borrower and its Subsidiaries in form and substance satisfactory to the Required Banks. In the case of any fire, accident or other casualty causing loss or damage to any Properties of the Borrower, the proceeds of such policies shall be used to repair or replace the damaged Property, or to prepay the Indebtedness.

     SECTION 5.08. Covenant to Secure Indebtedness Equally; Subsidiary Guaranties. If the Borrower or any Subsidiary shall create or assume any Lien upon any of its Property, whether now owned or hereafter acquired, other than Liens permitted by Section 5.11, the Borrower and such Subsidiary, if applicable, shall make effective provision whereby the Indebtedness will be concurrently secured by such Lien equally and ratably with any and all other Debt thereby secured as long as any other Debt shall be so secured. The remedy provided in this Section 5.08 shall not be exclusive and shall have no effect on the availability or exercise of any other remedy that may be available to any Bank under the Financing Documents. Borrower shall cause each Material Subsidiary now existing or created, acquired or coming into existence after the date hereof to execute and deliver to Administrative Agent, for the benefit of Banks, a guaranty substantially in the form of Exhibit E attached hereto and otherwise in form and substance reasonably acceptable to Administrative Agent, absolutely and unconditionally guaranteeing the timely repayment of the Indebtedness and the due and punctual performance of the obligations of Borrower hereunder.

     SECTION 5.09. Engineering Reports.

     (a) By March 15 and September 15 of each year, the Borrower shall furnish to each of the Banks a report in form and substance reasonably satisfactory to the Required Banks which may be prepared by or under the supervision of a petroleum engineer who may be an employee of the Borrower, which shall evaluate all Proved Reserves owned by the Borrower and its Subsidiaries as of the preceding December 31 or June 30, respectively (provided, that each such report evaluating such Proved Reserves as of the preceding June 30 of each year shall be based upon the geologic and well data set forth in the immediately preceding Reserve Report), and which shall, together with any other information reasonably requested by any Bank, set forth the information necessary to determine the Debt Limit as of such date.

     (b) Together with the Reserve Report furnished pursuant to subsection (a) as of December 31 of any year, the Borrower shall furnish to each of the Banks a review report thereon in form and substance reasonably satisfactory to the Required Banks by Miller & Lents, Ltd. or other independent petroleum engineers acceptable to the Required Banks (provided that such review report shall not be required to comment on any price or other economic assumptions furnished by the Required Banks to the Borrower under subsection (d) below).

     (c) At any time and upon request by the Required Banks, the Borrower shall furnish to each of the Banks, within 30 days of such request, a report which shall evaluate all Proved Reserves owned by the Borrower and its Subsidiaries as of the date of the most recent Reserve Report or as of such other date as the Required Banks specify, in form and substance reasonably satisfactory to the Required Banks (a "Special Engineering Report"), together with any other information reasonably requested by any Bank; provided, that such evaluation shall be based upon the geologic and well data set forth in the Reserve Report furnished as of the immediately preceding Reserve Report for which a review report has been furnished under subsection (b). The Special Engineering Report shall use production and cost profiles from the most recent Reserve Report with such other information as supplied by the Required Banks.

     (d) The reports contemplated by this Section shall be prepared on the basis of price and other economic assumptions specified by the Required Banks to the Borrower not less than 60 days prior to the date the related report is due and in accordance with their customary oil and gas lending practices for Persons engaged in the same or similar businesses and similarly situated as the Borrower; provided that the natural gas price assumptions shall take into account the Borrower's end product sales value for natural gas as most recently furnished by the Borrower in writing to the Banks (together with a description of the applicable period of sales data from which such end product sales value was derived) and derived from the financial statements furnished to the Banks.

     SECTION 5.10. Debt. (a) The Borrower's Consolidated Debt will at no time exceed the Debt Limit; provided that if a Debt Limit Excession exists solely by reason of a reduction of the Debt Limit pursuant to a redetermination under subsection (b)(ii) below, no Default will arise hereunder so long as the Borrower is in compliance with the mandatory prepayment provisions of Section 2.09(b).

     (b) The Debt Limit will be determined and adjusted periodically as follows:

          (i) Prior to a determination pursuant to subsection (b)(ii) below, on the basis of the Initial Reserve Report, and subject to adjustment in accordance with subsections (b)(iii) and (b)(iv) below, the Debt Limit shall be $520,000,000.

          (ii) The Administrative Agent will in its sole and absolute discretion determine a proposed Debt Limit in accordance with its customary oil and gas lending practices (A) within 30 days of delivery of each Reserve Report pursuant to Section 5.09, commencing January 1, 2003 or (B) at any time if the Required Banks so elect by notice to the Borrower and the Administrative Agent, and, in either such case, notify such proposed Debt Limit to each of the other Banks. Unless (x) with respect to a proposed Debt Limit less than or equal to the then-existing Debt Limit, the Banks having more than 33 1/3% of the aggregate amount of Commitments then in effect (or, if the Commitments have been terminated, holding Notes evidencing more than 33 1/3% of the aggregate principal amount of the Loans then outstanding), at their sole and absolute discretion, notify the Borrower and Administrative Agent that they disapprove such proposed Debt Limit, or (y) with respect to a proposed Debt Limit greater than the then-existing Debt Limit, any Bank, at its sole and absolute discretion, notifies the Borrower and Administrative Agent that it disapproves such proposed increase of the Debt Limit within 30 days of notice by the Administrative Agent as aforesaid, such Debt Limit shall become effective on such 30th day. If the Debt Limit is so disapproved, then the Banks shall consult with one another to determine a Debt Limit acceptable, at their sole and absolute discretion, to (i) with respect to a Debt Limit less than or equal to the then-existing Debt Limit, the Required Banks, or (ii) with respect to a Debt Limit greater than the then-existing Debt Limit, all Banks. The Debt Limit so determined shall be promptly notified in writing by the Administrative Agent to the Borrower, and upon such notification shall be binding on all parties.

          (iii) Upon any sale by the Borrower or any Subsidiary of any Petroleum Property (other than (i) the sale of hydrocarbons after severance occurring in the ordinary course of the Borrower's business as presently conducted,
     (ii) the sale of any Petroleum Property pursuant to the Section 29 Transaction or (iii) the sale of the Section 29 Transaction PPIs by reason of the rescission of the Section 29 Transaction) or any direct or indirect transfer or other disposition to any third party of a direct or indirect interest in any Subsidiary whose assets were included in the most recent determination of the Debt Limit, the Debt Limit shall be reduced, effective on the date of consummation of the sale of such Petroleum Property or transfer of such interest in such Subsidiary, by an amount equal to 60% of the net proceeds of or consideration for (whether received in cash or otherwise) such sale or transfer; provided that no such reduction shall be required with respect to aggregate net sales proceeds or consideration received of up to $25,000,000 in any calendar year; and provided, further, that all such sales of Petroleum Properties and transfers of interests in Subsidiaries are subject to the provisions of Sections 5.12 and 5.15.

          (iv) If prior to the next preparation of the Reserve Report pursuant to Section 5.09, the Borrower notifies the Administrative Agent of the acquisition by the Borrower or any Subsidiary of any Proved Reserves and other assets consisting primarily of gas gathering and transmission pipelines located in the United States of America or in Canada (the right to give such notice limited to twice in any calendar year), the Administrative Agent shall promptly thereafter notify each Bank of such acquisition and the Borrower shall as promptly as practicable thereafter deliver to each of the Banks a report prepared by or under the supervision of a petroleum engineer (who may be an employee of the Borrower) evaluating such Proved Reserves and other assets. Within 60 days of delivery of such evaluation report, the Administrative Agent, after consultation with the Borrower, will in its sole and absolute discretion determine a proposed increase in the Debt Limit and notify such proposed increase to each of the Banks. Unless any Bank in its sole and absolute discretion notifies the Borrower and Administrative Agent that it disapproves such proposed increase of the Debt Limit within 30 days of notice by the Administrative Agent as aforesaid, such Debt Limit shall become effective on such 30th day. If such proposed increase in the Debt Limit is so disapproved, then the Banks shall consult with one another to determine an increase in the Debt Limit acceptable at their sole and absolute discretion to all Banks. The Debt Limit as increased by the amount so determined by all Banks shall be promptly notified in writing by the Administrative Agent to the Borrower, and upon such notification shall be binding on all parties.

          (v) The Borrower shall notify each Bank at the earliest practicable time in advance of any transactions which entail a reasonable likelihood of an adjustment to the Debt Limit pursuant to subsection (b)(iii), (b)(iv) or
     (b)(v) above, and shall furnish each Bank with such information with respect thereto as any Bank may reasonably request.

     SECTION 5.11. Liens. The Borrower will not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

     (a) Excepted Liens;

     (b) Liens existing on Property owned by the Borrower or any Subsidiary on the Effective Date, but not any renewals and extensions thereof; provided that the aggregate amount of Debt secured by such Liens shall not exceed $5,000,000;

     (c) subject to Section 5.10, a Lien existing on any asset (other than any Petroleum Property) prior to the acquisition thereof by a Borrower, but not created in contemplation of such acquisition;

     (d) subject to Section 5.10, a Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset (other than any Petroleum Property), provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

     (e) Liens representing gas imbalances, take or pay or other prepayments in the ordinary course of business with respect to any Petroleum Properties which would require the Borrower or any Subsidiary to deliver hydrocarbons produced from any Petroleum Properties at some future time without then or thereafter receiving full payment therefor, which in the aggregate would not exceed 3% of the Debt Limit and as adjusted to reflect any subsequent adjustment of the Debt Limit pursuant to Section 5.10(b)(iii), (iv) or (v), all as notified in writing by the Administrative Agent to the Borrower; and

     (f) Liens securing other Debt of the Borrower or any Subsidiary the aggregate principal amount of which does not exceed $3,000,000 at any time.

     SECTION 5.12. Sales of Petroleum Properties. The Borrower will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any Petroleum Property for less than the fair market value of such Property (other than (i) the sale of any Petroleum Property pursuant to the Section 29 Transaction or (ii) the sale of the Section 29 Transaction PPIs by reason of the rescission of the Section 29 Transaction) if, after giving effect thereto, and to any concurrent reduction in the Debt Limit pursuant to Section 5.10 and application of the proceeds of such disposition, Borrower's Consolidated Debt would exceed the Debt Limit.

     SECTION 5.13. Financial Covenants.

     (a) ANNUAL COVERAGE RATIO. The Annual Coverage Ratio will at no time be less than 2.8:1. For this purpose:

          "Annual Coverage Ratio" means at any date the ratio of Consolidated Cash Flow to Consolidated Interest Expense for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

          "Consolidated Cash Flow" means, for any period, the net cash from operating activities of the Borrower and its Consolidated Subsidiaries for such period, as the same is, or would in accordance with generally accepted accounting principles be set forth in a statement of cash flows for such period, plus to the extent deducted in determining such net cash from operating activities, the sum of (i) consolidated interest charges incurred by the Borrower and its Consolidated Subsidiaries during such period and
     (ii) income tax expense.

          "Consolidated Interest Expense" means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period in accordance with generally accepted accounting principles.

     (b) ASSET COVERAGE RATIO. The ratio of (i) Present Value of Proved Reserves plus Adjusted Cash to (ii) Debt and Other Liabilities shall at all times be not less than 1.5:1. For this purpose:

          "Present Value of Proved Reserves" means at any time the standardized measure of discounted after-tax future net cash flows, calculated in accordance with the methods prescribed at such time by Item 302(b) of Regulation S-K or any successor provision promulgated by the Securities and Exchange Commission (or if no such methods shall then be prescribed, then on a basis consistent with those most recently so prescribed), of the Borrower's and its Subsidiaries' Proved Reserves, excluding reserves subject to any Non-Recourse Debt. In calculating the Present Value of Proved Reserves, proved undeveloped reserves shall not be taken into account to the extent that more than 30% of the Present Value of Proved Reserves is attributable to proved undeveloped reserves. The Present Value of Proved Reserves will be determined and adjusted periodically as follows:


               (i) The calculation of Present Value of Proved Reserves will be determined from the most recent Reserve Report.

               (ii) Upon any sale by the Borrower or any of its Subsidiaries of any Petroleum Property including but not limited to a sale of a lesser interest such as a royalty or a net profit interest to the extent the sale of such lesser interest is not considered to create a Lien (other than the sale of hydrocarbons after severance occurring in the ordinary course of the Issuer's business), the calculation of Present Value of Proved Reserves shall be reduced, effective on the date of consummation of such sale, by an amount equal to the Present Value of Proved Reserves attributable to Proved Reserves included in such sale.

               (iii) Immediately upon acquisition or development by the Borrower or any of its Subsidiaries of any Petroleum Property owned directly by the Borrower or any of its Subsidiaries and not reflected in the most recent Reserve Report, the calculation of Present Value of Proved Reserves shall be increased in an amount equal to the Present Value of Proved Reserves attributable to such Petroleum Property.

          "Adjusted Cash" means, as of any date, the lesser of (i) the amount by which cash and short-term investments of the Borrower and its Subsidiaries exceed $5,000,000 and (ii) the amount, if any, by which (a) current assets of the Borrower and its Subsidiaries exceed (b) current liabilities of such Persons (excluding the aggregate outstanding principal amount of Debt included in such current liabilities), in each case determined on a consolidated basis as of such date. If such current liabilities exceed such current assets, Adjusted Cash shall be zero.

          "Debt and Other Liabilities" means, at any date, the sum of, without duplication, (i) Debt of the Borrower and its Subsidiaries at such date plus (ii) the amount, if any, by which Negative Adjusted Working Capital at such date exceeds 6% of the Present Value of Proved Reserves minus (iii) Non-Recourse Debt of the Borrower and its Subsidiaries at such date.

          "Negative Adjusted Working Capital" means, at any date, the amount, if any, by which current liabilities other than Debt of the Borrower and its Subsidiaries exceeds current assets of such Persons, determined on a consolidated basis as of such date.

     SECTION 5.14. Consolidations, Mergers and Sales of Assets. The Borrower will not, and will not permit any Subsidiary to, consolidate or merge with or into any other Person or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person except as otherwise permitted by Section 5.04.

     SECTION 5.15. Subsidiary Debt. The Borrower will not permit any of its Subsidiaries to incur, create, assume, guarantee or in any other manner become liable with respect to, or extend the maturity of or become responsible for the payment of any Debt other than (i) Debt owing to the Borrower or a Wholly-Owned Subsidiary, (ii) Non-Recourse Debt in an aggregate principal amount not to exceed $150,000,000 (together with any such Non-Recourse Debt incurred by the Borrower) at any time incurred to finance the acquisition of Properties (other than Petroleum Properties) and (iii) other Debt in an aggregate principal amount not to exceed at any time an amount equal to 3% of the Debt Limit and as adjusted to reflect any subsequent adjustment of the Debt Limit pursuant to
Section 5.10(b)(iii), (iv) or (v), all as notified in writing by the Administrative Agent to the Borrower.

     SECTION 5.16. Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any restriction (other than any restriction imposed by applicable corporate law) on (i) the ability of such Subsidiary to make intercompany payments or advances to the Borrower or (ii) the ability of the Borrower to direct the actions of such Subsidiary or to otherwise maintain or exercise control over such Subsidiary's actions, subject to any fiduciary responsibility under applicable law to any minority stockholders of such Subsidiary.

     SECTION 5.17. Credit Extensions. The Borrower shall not, and shall not permit any Subsidiary to, extend credit, make advances or make loans other than
(a) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, (b) to employees in connection with travel or relocation expenses incurred in connection with the ordinary course of business, provided outstanding credit extensions under this clause (b) shall not at any time exceed $250,000, and (c) to a Subsidiary Guarantor in the ordinary course of business.

     SECTION 5.18. Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, engage in any material transaction with any of its affiliates except transactions entered into in the ordinary course of business of the Borrower or such Subsidiary on terms which are no less favorable to Borrower or such Subsidiary than those which would have been obtainable at the time in arm's-length transactions with Persons other than such affiliates.

     SECTION 5.19. Commodity Hedges. The Borrower will not, and will not permit any Subsidiary to, be a party to or be bound by any Commodity Hedge, unless


          (a) such Commodity Hedge (i) is not a speculative investment, and (ii) is entered into by Borrower or such Subsidiary in the ordinary course of its businesses; and

          (b) all such Commodity Hedges do not, in the aggregate, cover more than eighty percent (80%) of Borrower's and its Subsidiaries' anticipated total production (measured in unit volumes, not by sales price) of oil and gas in the ordinary course of their businesses during the terms of such agreements, determined looking only to anticipated production from reserves which are proved, developed producing reserves at the time in question and excluding any such production committed to fixed price sales contracts.

                                    ARTICLE 6
                                    DEFAULTS

     SECTION 6.01. Events of Default. If one or more of the following events not specifically waived in writing by the Required Banks shall have occurred and be continuing:


     (a) the Borrower or any Subsidiary Guarantor shall fail to pay when due any principal of any Loan or any reimbursement obligation with respect to any Letter of Credit, or shall fail to pay within five Business Days of the due date thereof any interest, fees or other amount payable under the Financing Documents;

     (b) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.16 for 10 days after it shall have become aware of such failure or any covenant or agreement contained in Sections 5.10 through 5.15 or
5.17 through 5.19;

     (c) the Borrower or any Subsidiary Guarantor shall fail to observe or perform any of its covenants or agreements contained in any of the Financing Documents (other than those covered by clause (a) or (b) above) for 30 days after it shall have become aware of such failure;

     (d) any representation, warranty, certification or statement made by the Borrower or any Subsidiary Guarantor in any of the Financing Documents or in any certificate, financial statement or other document delivered pursuant to any of the Financing Documents shall prove to have been incorrect in any material respect when made (or deemed made);

     (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt (other than the Notes) when due or within any applicable grace period and such default has not been effectively waived by the holders of such Debt;

     (f) any event or condition shall occur which, after the expiration of any applicable grace period with respect thereto, results in the acceleration of the maturity of any Material Debt (other than the Notes) or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof and such default has not been effectively waived by the holders of such Debt (provided, that prior to the expiration of such grace period, the occurrence of such event or condition shall constitute a Default hereunder);

     (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay under Title IV of ERISA which failure to pay could cause the Borrower or any Subsidiary (whether directly or jointly and severally with one or more affiliates) to incur a liability in respect of such amount or amounts, except for any such failure which is being contested in good faith through appropriate proceedings, so long as such proceedings are diligently prosecuted and no Lien has been imposed on any Property of the Borrower or any Subsidiary as a consequence of such failure; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multi-employer Plans which could cause the Borrower or any Subsidiary (whether directly or jointly and severally with one or more affiliates) of the ERISA Group to incur a current payment obligation in excess of $500,000;

     (j) a judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed pending appeal for a period of 30 days; or

     (k) (i) any "person" or "group" of persons shall have acquired "beneficial ownership" of 35% or more of the outstanding shares of common stock of the Borrower or (ii) during any period of 24 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period and individuals who are "Qualifying Directors", in the aggregate, shall cease to constitute a majority of the board of directors of the Borrower; for purposes of this Section (k), a "Qualifying Director" means any director who (a) is elected by a majority of the members of the board of directors of the Borrower who were directors immediately prior to the event that caused the change in directorships and (b) is not a "person" or member of a "group" of persons, or an "affiliate" or "associate" of any "person" or "group" member, or an "associate" of an "affiliate" of any such "person" or "group" member, which "person" or "group" of persons, together with all of their respective "affiliates" and "associates" and all "associates" of their respective "affiliates" (other than a "person" or "group" of persons or an "affiliate" or "associate" of such "person" or "group" of persons or an "associate" of such "affiliate", in each case which is affiliated with the Borrower or any Subsidiary) comprise a majority of the board of directors of the Borrower ("person", "group",

"beneficial ownership", "affiliate" and "associate" having the meanings assigned thereto in Rules 12b-2 and 13d under the Securities Exchange Act of 1934);

then, and in every such event, the Administrative Agent shall (i) if requested by the Banks holding 50% or more of the aggregate amount of the Commitments then in effect, by notice to the Borrower, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Banks holding 50% or more of the aggregate principal amount of the Loans and LC Obligations then outstanding, by notice to the Borrower, declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in Section 6.01(g) or Section 6.01(h) with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

     SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower of a Default under Section 6.01(d) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                                    ARTICLE 7
                            THE ADMINISTRATIVE AGENT


     SECTION 7.01. Appointment and Authorization. Each Bank hereby irrevocably authorizes Administrative Agent, and Administrative Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under this Agreement and the Notes as are specifically delegated to Administrative Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of Administrative Agent to the other Banks is only that of one commercial lender acting as administrative agent for others, and nothing in this Agreement or the Notes shall be construed to constitute Administrative Agent a trustee or other fiduciary for any Bank or any holder of any participation in a Note nor to impose on Administrative Agent duties and obligations other than those expressly provided for in this Agreement and the Notes. With respect to any matters not expressly provided for in this Agreement and the Notes and any matters which this Agreement and the Notes place within the discretion of Administrative Agent, Administrative Agent shall not be required to exercise any discretion or take any action, and it may request instructions from the Banks with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all the Banks in so acting or refraining from acting) upon the instructions of the Required Banks (including itself), provided, however, that Administrative Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to this Agreement or the Notes or to applicable law. Upon receipt by Administrative Agent from the Borrower of any communication calling for action on the part of the Banks or upon notice from the Borrower or any Bank to Administrative

Agent of any Default or Event of Default, Administrative Agent shall promptly notify each other Bank thereof.

     SECTION 7.02. Administrative Agent and Affiliates. Fleet National Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Fleet National Bank and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

     SECTION 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

     SECTION 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to the Banks for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or expressed) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

     SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, fine, judgment, suit, settlement, expense (including counsel fees and disbursements), claim, demand, action, loss, damage, penalty, obligation, or liability (except such as result from such indemnitee's gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

     SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     SECTION 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right, with the consent of the Borrower, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

     SECTION 7.09. Administrative Agent's Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

     SECTION 7.10. Other Agents. Neither the Syndication Agent nor the Documentation Agent ("Co-Agents"), in such capacities, shall have any duties or responsibilities or incur any liabilities in such agency capacities (as opposed to its capacity as a Bank) under or in connection with this Agreement or under any of the other Financing Documents. The relationship between the Borrower on the one hand, and the Co-Agents and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Co-Agents shall have any fiduciary responsibilities to the Borrower or any of its affiliates. None of the Co-Agents undertakes any responsibility to the Borrower or any of its affiliates to review or inform any such Person of any matter in connection with any phase of such Person's or such affiliate's business or operations.

                                    ARTICLE 8
                             CHANGE IN CIRCUMSTANCES

     SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Group of Euro-Dollar
Loans:


     (a) the Administrative Agent determines that deposits in dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

     (b) Banks holding Notes evidencing 50% or more of the aggregate principal amount of the Loans comprising such Group advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligations of the Banks to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended and (b) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

     SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, all Euro-Dollar Loans of such Bank then outstanding shall be converted to Base Rate Loans either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loans if such Bank may lawfully continue to maintain and fund such Loans to such day or (b) immediately if such Bank may not lawfully continue to maintain and fund such Loans to such day.

     SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (i) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for any increase in franchise taxes imposed or changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located); or

     (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan, any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.14), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

     (b) If any Bank or LC Issuer shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank or LC Issuer (or its Parent) as a consequence of such Bank's or LC Issuer's obligations hereunder to a level below that which such Bank or LC Issuer (or its Parent) could have achieved but for such law, rule, regulation, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or LC Issuer to be material, then from time to time, within 15 days after demand by such Bank or LC Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Bank or LC Issuer such additional amount or amounts as will compensate such Bank or LC Issuer (or its Parent) for such reduction; provided that the Borrower will not be obligated to compensate any Bank or LC Issuer for any such reduction attributable to a period commencing more than 120 days prior to the giving of notice by such Bank or LC Issuer to the Borrower of its intention to seek compensation under this paragraph (b) and the making of demand by such Bank or LC Issuer for payment thereof in accordance herewith (except for any period during which, because of the retroactive application of such statute, regulation or other basis upon which the claimed compensation is based, such Bank or LC Issuer did not know that the amount of such reduction would arise or accrue).

     (c) Each Bank or LC Issuer will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank or LC Issuer to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank or LC Issuer, be otherwise disadvantageous to such Bank or LC Issuer. A certificate of any Bank or LC Issuer claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank or LC Issuer may use any reasonable averaging and attribution methods.

     SECTION 8.04. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

     (a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans, and

     (b) after each of its outstanding Euro-Dollar Loans has been repaid (or converted), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower shall elect that the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

     SECTION 8.05. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank or LC Issuer has demanded compensation under Section 8.03, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks

(which may be one or more of the Banks) to purchase the Note and assume the Commitment of such Bank.


                                    ARTICLE 9
                                  MISCELLANEOUS

     SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Administrative Agent or LC Issuer, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received (ii) or if given by any other means, when received; provided that notices given by telex to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

     SECTION 9.02. No Waivers. No failure or delay by the Administrative Agent, LC Issuer or any Bank in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.03. Expenses; Documentary Taxes; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent or the Arranger, in connection with the preparation of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent or the Arranger or any Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify Administrative Agent, LC Issuer and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any Financing Document.

     (b) The Borrower agrees to indemnify the Administrative Agent, LC Issuer and each Bank, their respective affiliates and the respective directors, officers, trustees, agents, representatives, attorneys, employees and affiliates of the foregoing (each an "Indemnitee"), upon demand, and hold each Indemnitee harmless from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses and disbursements of any kind or nature whatsoever (collectively, "liabilities and costs"), including, without limitation, the reasonable fees and disbursements of counsel, accountants, experts and advisors, which to any extent (in whole or in part) may be imposed on, incurred by or asserted against such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) growing out of, resulting from, relating to or arising out of or in any other way associated with this Agreement, the Financing Documents, any actual or proposed use of proceeds of Loans hereunder and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by Indemnitee or any other Person or any liabilities or duties of any Indemnitee or any other Person with respect to hazardous materials found in or released into the environment); provided that no Indemnitee shall have the right to be indemnified hereunder for that portion, if any, of any such liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

     SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note acquired pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent or LC Issuer are affected thereby, by the Administrative Agent or LC Issuer, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) waive any of the conditions specified in Article 3 with respect to any Borrowing or issuance of Letters of Credit, (v) amend this
Section 9.05, (vi) release any Subsidiary Guarantor from, or materially amend, its guaranty of the Obligations, or (vii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

     SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks. Any assignment or transfer hereunder shall be made in accordance with applicable law, including without limitation federal and/or state securities laws, if applicable.

     (b) Any Bank may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. The rights and entitlements of any Bank under Sections 2.11 and 2.14 and Article 8 shall be determined for purposes of this Agreement on the basis of what such Bank would be entitled to receive under this Agreement had it not granted any participating interest to any Participant, whether or not such Bank has in fact done so. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant and may contain any other provisions, or such participation may take place on such other terms, as such Bank deems appropriate. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

     (c) Any Bank may at any time assign to one or more banks or other financial institutions (each an "Assignee") all or a portion of its rights and obligations under the Financing Documents, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and such transferor Bank, with (and subject to) notice to, and the consent of, the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld); provided that if an Assignee is an affiliate of such transferor Bank, such notice shall be given but no such consent shall be required; provided, further, that no assignment representing less than $5,000,000 in Commitments shall be permitted without the consent of the Borrower and the Administrative Agent; and provided, further, that during the continuance of an Event of Default, no such consent of the Borrower shall be required. Upon execution and delivery of such an instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.13.

     (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

     (e) No Assignee or other transferee of any Bank's rights (not including Participants) shall be entitled to receive any greater payment under Section
8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

     SECTION 9.07. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     SECTION 9.08. New York Law; Submission to Jurisdiction. THIS AGREEMENT AND EACH NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     SECTION 9.09. Waiver of Jury Trial, Punitive Damages, etc. THE BORROWER AND THE BANKS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE

     BANKS TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS AND TO MAKE THE LOANS. THE BORROWER AND EACH BANK HEREBY FURTHER IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY "SPECIAL DAMAGES," AS DEFINED BELOW, CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, "SPECIAL DAMAGES" INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

     SECTION 9.10. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 9.11. Confidentiality. Each of the Administrative Agent, LC Issuer and the Banks agrees to maintain the confidentiality of any information of a confidential nature which it has or shall acquire during the term of this Agreement relating to the business, operations and financial or other condition of the Borrower or its Subsidiaries or, with respect to ERISA matters, any other member of the ERISA Group, except and to the extent that (i) the Administrative Agent, LC Issuer or such Bank may be required to disclose such information (a) at the request of a bank regulatory agency or in connection with an examination of the Administrative Agent or such Bank by bank examiners, (b) pursuant to subpoena or other court process, (c) at the express direction of any other authorized government agency, (d) to its attorneys or independent auditors, or
(e) otherwise as required by law, or (ii) such information is disclosed in connection with (A) the prospective or actual assignment, grant of a participation interest or other transfer by a Bank of or in any of its interests in this Agreement, the Notes or the other Financing Documents, (B) the securitization of obligations owed or debt securities issued by a Bank or credit derivatives or other hedge transactions entered into by a Bank under which payments are made by reference to this Agreement, or (C) prospective credit products (including swaps, hedges and derivatives) to be offered to the Borrower by an affiliate of such Person, provided that such prospective or actual Assignee, Participant or other transferee, or the trustee or holder of such obligations owed or debt securities, or such derivative or hedge counterparty, or such affiliate shall have agreed to keep such information confidential on the terms and conditions set forth herein.

     SECTION 9.12. No Unwritten Agreements. THIS AGREEMENT AND THE NOTES REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO, SUPERSEDING ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED

BY EVIDENCE OF ORAL AGREEMENTS OF THE PARTIES HERETO, WHETHER MADE BEFORE, ON OR AFTER THE DATE OF THIS AGREEMENT. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                           CABOT OIL & GAS CORPORATION

                           By:______________________________________
                              Scott C. Schroeder
                              Chief Financial Officer

                           Address for Notices:


                           Cabot Oil & Gas Corporation
                           1200 Enclave Parkway
                           Houston, Texas 77077-1607

                           Attention: Scott Schroeder, Chief Financial Officer
                           Telephone:    281-589-4993 (direct)
                                         281-589-4600 (main)
                           Fax:          281-589-4808
                           E-mail:       scott.schroeder@cabotog.com

Commitments:                             BANKS:
------------

$36,000,000                              FLEET NATIONAL BANK

                                         By:_________________________________
                                         Name:
                                         Title:



$35,000,000                              BMO NESBITT BURNS FINANCING, INC.

                                         By:_________________________________
                                         Name:
                                         Title:


$35,000,000                              BANK ONE NA

                                         By:_________________________________
                                         Name:
                                         Title:

$28,000,000                              BANK OF AMERICA, N.A.

                                         By:_________________________________
                                         Name:
                                         Title:


$28,000,000                              THE BANK OF NEW YORK

                                         By:_________________________________
                                         Name:
                                         Title:


$28,000,000                              BNP PARIBAS

                                         By:_________________________________
                                         Name:
                                         Title:

Commitments:                             BANKS:
------------

$20,000,000                              THE FROST NATIONAL BANK

                                         By:_________________________________
                                         Name:
                                         Title:



$20,000,000                              UFJ BANK LIMITED

                                         By:_________________________________
                                         Name:
                                         Title:



$20,000,000                              COMERICA BANK-TEXAS

                                         By:_________________________________
                                         Name:
                                         Title:

===================
$250,000,000 TOTAL COMMITMENTS

                                         FLEET NATIONAL BANK,
                                         as Administrative Agent

                                         By:_________________________________
                                         Name:
                                         Title:

                                         Address for Notices:

                                         Fleet National Bank,
                                         Administrative Agent
                                         100 Federal Street
                                         Mail Stop MA DE 10008A
                                         Boston, Massachusetts 02110
                                         Attention:  Terrence Ronan,
                                                     Managing Director
                                         Telephone:  617-434-5472
                                         Facsimile:  617-434-3652
                                         E-Mail:     terrence_ronan@fleet.com

                                PRICING SCHEDULE

Each of "Euro-Dollar Margin", "LC Fee Rate", "Base Rate Margin" and "Commitment Fee Rate" means, for any date, the rate set forth below in the row opposite such term and in the column corresponding to the Debt Percentage that exists on such date:

--------------------------------------------------------------------------------
                                             Debt Percentage
--------------------------------------------------------------------------------
                              Lower than 60%      60%-80%     Higher than 80%
--------------------------------------------------------------------------------
Euro-Dollar Margin and         1.250%             1.500%      1.750%
LC Fee Rate
--------------------------------------------------------------------------------
Base Rate Margin               0.250%             0.500%      0.750%
--------------------------------------------------------------------------------
Commitment Fee Rate            0.375%             0.375%      0.375%
--------------------------------------------------------------------------------

                                    EXHIBIT A

                                      NOTE

                                                              New York, New York
                                                                October 28, 2002

     For value received, Cabot Oil & Gas Corporation, a Delaware corporation
(the "Borrower"), promises to pay to the order of                  (the "Bank"),
for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the date or dates provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Administrative Agent

     All Loans made by the Bank, the respective Types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. This note is one of the Notes referred to in the Credit Agreement dated as of October 28, 2002 among the Borrower, the banks parties thereto and Fleet National Bank, as Administrative Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

         CABOT OIL & GAS CORPORATION


         By:_____________________________

            Title:

                         LOANS AND PAYMENTS OF PRINCIPAL



                                               Amount of
Date     Amount of Loan    Type of Loan    Principal Repaid    Notation Made By
________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

                                                                       EXHIBIT B

                   OPINION OF SPECIAL COUNSEL FOR THE BORROWER

October 28, 2002

To the Banks and the Administrative Agent
 Referred to Below
c/o Fleet National Bank, as Administrative Agent
100 Federal Street
Boston, Massachusetts 02110
Attention: Terrence Ronan, Managing Director


Dear Sirs:

     We have acted as special counsel for Cabot Oil & Gas Corporation (the "Borrower"), Cody Texas, L.P., a Texas limited partnership, (the "Subsidiary Guarantor") and Cody Oil & Gas, Inc., the general partner of Subsidiary Guarantor ("General Partner") in connection with the Credit Agreement (the "Credit Agreement") dated as of October 28, 2002 among the Borrower, the banks parties thereto and Fleet National Bank, as Administrative Agent. This opinion is delivered to you pursuant to Section 3.01 of the Credit Agreement. Unless otherwise defined herein, capitalized terms used in this opinion are used as defined in, or by reference in, the Credit Agreement.

     In connection with this opinion, we have examined copies of the following documents:

     (a) The Credit Agreement;

     (b) The Notes, and;

     (c) The Subsidiary Guaranty dated October 28, 2002 by the Subsidiary Guarantor in favor of Administrative Agent and Banks.


     The documents described in Paragraphs (a), (b) and (c) above are herein called the "Loan Documents."

     In addition, we have reviewed the original or copies, certified or otherwise identified to our satisfaction, of such documents and corporate records furnished to us by the Borrower, the Subsidiary Guarantor and General Partner, certificates of public officials and of representatives of the Borrower, Subsidiary Guarantor and General Partner, statutes and other instruments and documents and (except as otherwise stated herein) have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In giving such opinion, we have relied upon an officer certificate of the Borrower with respect to the accuracy of the factual matters contained in such certificates, copies of which are attached hereto.

     In our examination of the Loan Documents, we have assumed, without independent investigation, (i) the genuineness of all signatures of, and the authority of, all Persons signing all documents examined by us in connection with this opinion on behalf of parties thereto, other than the Borrower, Subsidiary Guarantor and General Partner, (ii) the capacity of each signing party, and (iii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as certified, conformed or photostatic copies. Based upon and subject to the foregoing and other qualifications and assumptions set forth below and upon such other matters as we deem appropriate, we are of the opinion that:

     1. Each of the Borrower and General Partner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Subsidiary Guarantor is a limited partnership duly formed under the laws of the state of Texas, and has authority under the Texas Revised Limited Partnership Act necessary to carry on its business as now conducted. Neither the Borrower nor the Subsidiary Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or the Interstate Commerce Act, in each case such that the application thereof would limit the incurrence by the Borrower or any Subsidiary Guarantor of Debt under the Credit Agreement or other Financing Documents.

     2. The Borrower and the Subsidiary Guarantor, and General Partner, in its capacity as general partner of Subsidiary Guarantor, have each taken all necessary corporate or partnership action, respectively, to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party. The Borrower and General Partner, in its capacity as general partner of Subsidiary Guarantor, has corporate power and authority to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The Subsidiary Guarantor has power under the Texas Revised Limited Partnership Act to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.

     3. The execution and delivery by the Borrower and the Subsidiary Guarantor, and General Partner, in its capacity as general partner of Subsidiary Guarantor, of the Loan Documents to which it is a party, and the performance by each of its obligations thereunder do not and will not to our knowledge after due inquiry,
(A) require any action by or in respect of, or filing with, any Texas or United States federal government body, agency or official, or (B) violate any provision of any existing Texas, New York, Delaware corporate or United States federal law or regulation applicable to the Borrower, Subsidiary Guarantor or General Partner.

     4. The Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower, and the Subsidiary Guaranty constitutes a valid and binding agreement of the Subsidiary Guarantor, in each case enforceable in accordance with their respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer (with respect to the Subsidiary Guaranty) or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

     The foregoing opinions are subject to the following additional assumptions and qualifications:

     (a) We have not been called upon to, and accordingly do not, express any opinion as to the various state and Federal Laws (other than Regulations U or X promulgated by the Board of Governors of the Federal Reserve System, as in effect on the date hereof) regulating banks or the conduct of their business that may relate to the Loan Documents and the transactions contemplated thereby.

     (b) We express no opinion in paragraph 3 above as to whether the conduct of the Borrower's, the Subsidiary Guarantor's or General Partner's business in the ordinary course is in compliance with the laws, rules and regulations governing the same.

     (c) We express no opinion as to the enforceability under Texas law of (i)
Section 6.01 of the Credit Agreement to the extent it purports to waive any defense to the performance of contract obligations which cannot, as a matter of law, be effectively waived, or (ii) any indemnity provisions contained in the Credit Agreement or the Notes or in the Subsidiary Guaranty to the extent prohibited by public policy or require indemnification for liability on account of fraud, gross negligence, willful misconduct or illegal conduct of an indemnitee.

     (d) For the purpose of rendering the opinions expressed in Paragraph 4 above we have assumed that the Administrative Agent and each Bank will at all times comply strictly with the provisions of Sections 2.15 of the Credit Agreement. If any Bank fails to comply with the usury savings clause provisions under Section 2.15 of the Credit Agreement or in respect of the Notes, we express no opinion as to whether the refunding of such amount, or the crediting of any outstanding principal with such amount which has been contracted for, charged or collected in violation of any applicable usury laws is sufficient to avoid violation of such laws.

     We are qualified to practice law in the States of New York and Texas only and do not hold ourselves out as experts on, or express any opinion herein concerning, the laws of any jurisdiction other than the laws of the States of New York, Texas, and the General Corporation Law of the State of Delaware and applicable federal law of the United States. This opinion is being furnished to the banks and the Administrative Agent for the use of their counsel. No other use or distribution of this opinion may be made without our prior written consent.

                                         Very truly yours,

                                                                       EXHIBIT C

                   OPINION OF MANAGING COUNSEL OF THE BORROWER


October 28, 2002
To the Banks and the Administrative Agent
 Referred to Below
c/o Fleet National Bank, as Administrative Agent
100 Federal Street
Boston, Massachusetts 02110
Attention: Terrence Ronan, Managing Director

Dear Sirs:


     I am Managing Counsel of Cabot Oil & Gas Corporation, a Delaware corporation, (the "Borrower"), Cody Texas, L.P., a Texas limited partnership, (the "Subsidiary Guarantor") and Cody Oil & Gas, Inc., the general partner of Subsidiary Guarantor ("General Partner") and am familiar with the Credit Agreement (the "Credit Agreement") dated as of October 28, 2002 among the Borrower, the banks parties thereto and Fleet National Bank, as Administrative Agent.

     This opinion is delivered to you pursuant to Section 3.01 of the Credit Agreement. Unless otherwise defined herein, capitalized terms used in this opinion are used as defined in, or by reference in, the following documents:

     (a) The Credit Agreement;

     (b) The Notes;

     (c) The Subsidiary Guaranty dated October 28, 2002 by the Subsidiary Guarantor in favor of Administrative Agent and Banks; and

     (d) The certificate of incorporation and bylaws, as amended or restated to the date hereof, of the Borrower and General Partner, and the certificate of limited partnership and agreement of limited partnership, as amended or restated to the date hereof, of Subsidiary Guarantor.

     The documents described in Paragraphs (a), (b) and (c) above are herein called the "Loan Documents."

     In addition, I have reviewed the originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records furnished to me by the Borrower, Subsidiary Guarantor and General Partner, certificates of public officials and of representatives of the Borrower, Subsidiary Guarantor and General Partner, statutes and other instruments and documents and (except as otherwise stated herein) have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. In giving such opinion, I have relied upon the certificate of the officer of the Borrower with respect to the accuracy of the factual matters contained in such certificate, a copy of which are attached hereto.

     In my examination of the Loan Documents, I have assumed, without independent investigation, (i) the genuineness of all signatures of, and the authority of, all Persons signing all documents examined by me in connection with this opinion on behalf of parties thereto, (ii) the capacity of each signing party, and (iii) the authenticity of all documents submitted to me as certified, conformed or photostatic copies.

     I have not been requested to opine, and I have not opined, as to any issues other than those expressly set forth herein. It is my understanding that as to such other matters, you are relying on the opinion of even date herewith of Baker Botts, counsel for the Borrower and Subsidiary Guarantor.

     Based upon and subject to the foregoing, I am of the opinion that:

     1. To my knowledge after due inquiry, each of the Borrower and the Subsidiary Guarantor have all material governmental licenses, authorizations and consents required to carry on its business as now conducted and is in good standing and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect.

     2. To my knowledge after due inquiry, the execution and delivery by the Borrower and the Subsidiary Guarantor, and by General Partner, in its capacity as general partner of the Subsidiary Guarantor, of the Loan Documents to which it is a party, and the performance of its obligations thereunder do not and will not (A) conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Borrower or General Partner or the agreement of limited partnership or certificate of limited partnership of Subsidiary Guarantor; (B) create (with or without the giving of notice or the lapse of time, or both) a default under or a breach of any instrument or document evidencing indebtedness for borrowed money to which the Borrower or any of its Subsidiaries is a party or by which it is bound or any other material agreement, or (C) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries pursuant to any such agreement or instrument, or (D) conflict with or result in a breach of any order, judgment, injunction or decree which is binding upon the Borrower or any of its Subsidiaries.

     3. Except as described in the Borrower's 2001 Form 10-K, March 2002 Form 10-Q and June 2002 Form 10-Q, there is no action, suit or proceeding pending against, or to my knowledge threatened against or affecting, the Borrower or any of its Subsidiaries or affiliates before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, Properties, financial position, results of operations or prospects of the Borrower or the Subsidiary Guarantor or of the Borrower and its Subsidiaries, taken as a whole, or which in any manner draws into question the validity of any of the Loan Documents.

     I am qualified to practice law in the State of Texas only and I do not hold myself out as an expert on, or express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of Texas and applicable federal law of the United States. This opinion is being furnished to the Banks and the Administrative Agent for the use of their counsel. No other use or distribution of this opinion may be made without my prior written consent.

                                                                       EXHIBIT D

                   LETTER OF CREDIT APPLICATION AND AGREEMENT

              [Attach Fleet National Bank standard LC Application]

                                                                       EXHIBIT E

                               SUBSIDIARY GUARANTY


     THIS SUBSIDIARY GUARANTY is made as of October 28, 2002, by CODY TEXAS, L.P., a Texas limited partnership ("Guarantor"), in favor of FLEET NATIONAL BANK, as Administrative Agent for Banks, as such term is defined in the Credit Agreement described below.

                                    RECITALS:


     1. Cabot Oil and Gas Corporation, a Delaware corporation ("Borrower"), Administrative Agent and Banks are parties to a Credit Agreement dated as of October 28, 2002 (as from time to time amended, supplemented or restated, the "Credit Agreement");

     2. Pursuant to the Credit Agreement, LC Issuer has agreed to issue, and each Bank has agreed to participate with respect to, Letters of Credit issued for the account of Borrower. Pursuant to the Credit Agreement, each Bank has agreed to advance funds to Borrower, and Borrower has agreed to execute and deliver a Note to the order of each Bank to evidence such advances.

     3. It is a condition precedent to LC Issuer's obligation to issue Letters of Credit and Banks' obligations to advance funds pursuant to the Credit Agreement that Guarantor shall execute and deliver to Administrative Agent a satisfactory guaranty of the Indebtedness.

     4. Guarantor, directly or indirectly through one or more Subsidiaries of Borrower, is a wholly-owned Subsidiary of Borrower.

     5. Borrower, Guarantor, and the other direct and indirect Subsidiaries of Borrower are mutually dependent on each other in the conduct of their respective businesses under a holding company structure, with the credit needed from time to time by each often being provided by another or by means of financing obtained by one such affiliate with the support of the others for their mutual benefit and the ability of each to obtain such financing is vital to the successful operations of the others.

     6. The board of directors of Cody Oil & Gas, Inc., a Delaware corporation and the general partner of Guarantor, has determined that Guarantor's execution, delivery and performance of this Guaranty may reasonably be expected to benefit Guarantor, directly or indirectly, and are in the best interests of Guarantor and are necessary or convenient to the conduct, promotion or attainment of the business of Guarantor.

     NOW, THEREFORE, in consideration of the premises, of the benefits which will inure to Guarantor from Banks' advances of funds to, and LC Issuer's issuance of Letters of Credit for the account and at the direction of, Borrower under the Credit Agreement, and of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, and in order to induce Banks to advance funds and the LC Issuer to issue Letter of Credit under the Credit Agreement, Guarantor hereby agrees with Administrative Agent, for the benefit of Administrative Agent, LC Issuer and Banks as follows:


                                   AGREEMENTS:


     Section 1. Definitions. Reference is hereby made to the Credit Agreement for all purposes. All terms used in this Guaranty which are defined in the Credit Agreement and not otherwise defined herein (including, without limitation, Administrative Agent, LC Issuer, Bank, Letter of Credit, Loan Document, Note, LC Obligations and Indebtedness) shall have the same meanings and shall be subject to the same rules of construction and interpretation when used herein as each is, from time to time, given, construed or interpreted in the Credit Agreement. All references herein to any Loan Document or other document or instrument refer to the same as from time to time amended, supplemented or restated. As used herein the following terms shall have the following meanings:

     "Obligors" means Borrower, Guarantor and any other Subsidiary Guarantors, endorsers, guarantors or obligors, primary or secondary, of any or all of the Indebtedness.

     "Security" means any rights, properties, or interests of Administrative Agent, LC Issuer or Banks, under the Loan Documents or otherwise, which provide recourse or other benefits to Administrative Agent, LC Issuer or Banks in connection with the Indebtedness or the non-payment or non-performance thereof, including collateral (whether real or personal, tangible or intangible) in which Administrative Agent, LC Issuer or Banks have rights under or pursuant to any Loan Document, guaranties of the payment or performance of any Indebtedness, bonds, surety agreements, keep-well agreements, letters of credit, rights of subrogation, rights of offset, and rights pursuant to which other claims are subordinated to the Indebtedness.

     Section 2. Guaranty.


     (a) Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Administrative Agent, LC Issuer and each Bank the prompt, complete, and full payment when due, and no matter how the same shall become due, of all Indebtedness, including but not limited to:

          (i) All LC Obligations, including all obligations of Borrower to make reimbursements and other payments to LC Issuer and Banks in respect of Letters of Credit issued pursuant to the Credit Agreement;

         (ii) The Notes, including all principal, all interest thereon and all other sums payable thereunder;


        (iii) All present or future obligations of Borrower according to the terms of any present or future Commodity Hedge or other hedging contract now existing or hereafter entered into between Borrower and one or more of the Banks (or any affiliate of any party constituting a Bank);

          (iv) All other sums payable under the other Loan Documents, whether for principal, interest, fees or otherwise; and

          (v) Any and all other indebtedness, obligations or liabilities which Borrower may at any time owe to Administrative Agent, LC Issuer or any Bank, whether incurred heretofore or hereafter or concurrently herewith, under or pursuant to any of the Loan Documents, and including interest, attorneys' fees and collection costs as may be provided by law or in any instrument or agreement evidencing any such indebtedness or liability.

Without limiting the generality of the foregoing, Guarantor's liability hereunder shall extend to and include all post-petition interest, expenses, and other duties and liabilities of Borrower described above in this subsection (a), or below in the following subsection (b), which would be owed by Borrower but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving Borrower.

     (b) Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Administrative Agent, LC Issuer and each Bank the prompt, complete and full performance, when due, and no matter how the same shall become due, of all obligations and undertakings of Borrower to Administrative Agent, LC Issuer or such Bank under, by reason of, or pursuant to any of the Loan Documents.

     (c) If Borrower shall for any reason fail to pay any Indebtedness, as and when such Indebtedness shall become due and payable, whether at its stated maturity, as a result of the exercise of any power to accelerate, or otherwise, Guarantor will, upon demand by Administrative Agent, pay such Indebtedness in full to Administrative Agent for the benefit of Administrative Agent, LC Issuer or the Bank to whom such Indebtedness is owed. If Borrower shall for any reason fail to perform promptly any Indebtedness, Guarantor will, upon demand by Administrative Agent, cause such Indebtedness to be performed or, if specified by Administrative Agent, provide sufficient funds, in such amount and manner as Administrative Agent shall in good faith determine, for the prompt, full and faithful performance of such Indebtedness by Administrative Agent or such other Person as Administrative Agent shall designate.

     (d) If either Borrower or Guarantor fails to pay or perform any Indebtedness as described in the immediately preceding subsections (a), (b), or
(c) Guarantor will incur the additional obligation to pay to Administrative Agent, LC Issuer and Banks, and Guarantor will forthwith upon demand by Administrative Agent pay to Administrative Agent, LC Issuer or any Bank, the amount of any and all expenses, including fees and disbursements of Administrative Agent's, LC Issuer's or such Bank's counsel and of any experts or agents retained by Administrative Agent, LC Issuer or such Bank which Administrative Agent, LC Issuer or such Bank may incur as a result of such failure.

     (e) As between Guarantor and Administrative Agent, LC Issuer or Banks, this Guaranty shall be considered a primary and liquidated liability of Guarantor.

     (f) The liability of Guarantor hereunder shall be limited to the maximum amount of liability that can be incurred without rendering this Guaranty, as it relates to Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

     Section 3. Unconditional Guaranty.

     (a) No action which Administrative Agent, LC Issuer or any Bank may take or omit to take in connection with any of the Loan Documents, any of the Indebtedness (or any other indebtedness owing by Borrower to Administrative Agent, LC Issuer or any Bank), or any Security, and no course of dealing of Administrative Agent, LC Issuer or any Bank with any Obligor or any other Person, shall release or diminish Guarantor's obligations, liabilities, agreements or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Administrative Agent, LC Issuer or any Bank, regardless of whether any such action or inaction may increase any risks to or liabilities of Administrative Agent, LC Issuer or any Bank or any Obligor or increase any risk to or diminish any safeguard of any Security. Without limiting the foregoing, Guarantor hereby expressly agrees that Administrative Agent, LC Issuer and Banks may, from time to time, without notice to or the consent of Guarantor, do any or all of the following:

          (i) Amend, change or modify, in whole or in part, any one or more of the Loan Documents and give or refuse to give any waivers or other indulgences with respect thereto.

         (ii) Neglect, delay, fail, or refuse to take or prosecute any action for the collection or enforcement of any of the Indebtedness, to foreclose or take or prosecute any action in connection with any Security or Loan Document, to bring suit against any Obligor or any other Person, or to take any other action concerning the Indebtedness or the Loan Documents.

        (iii) Accelerate, change, rearrange, extend, or renew the time, rate, terms, or manner for payment or performance of any one or more of the Indebtedness (whether for principal, interest, fees, expenses, indemnifications, affirmative or negative covenants, or otherwise).

         (iv) Compromise or settle any unpaid or unperformed Indebtedness or any other obligation or amount due or owing, or claimed to be due or owing, under any one or more of the Loan Documents.

          (v) Take, exchange, amend, eliminate, surrender, release, or subordinate any or all Security for any or all of the Indebtedness, accept additional or substituted Security therefor, and perfect or fail to perfect Administrative Agent's, LC Issuer's or Banks' rights in any or all Security.

         (vi) Discharge, release, substitute or add Obligors.

        (vii) Apply all monies received from Obligors or others, or from any Security for any of the Indebtedness, as Administrative Agent, LC Issuer or Banks may determine to be in their best interest, without in any way being required to marshall Security or assets or otherwise to apply all or any part of such monies upon any particular Indebtedness.

     (b) No action or inaction of any Obligor or any other Person, and no change of law or circumstances, shall release or diminish Guarantor's obligations, liabilities, agreements, or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Administrative Agent, LC Issuer or any Bank. Without limiting the foregoing, the obligations, liabilities, agreements, and duties of Guarantor under this Guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any or all of the following from time to time, even if occurring without notice to or without the consent of
Guarantor:

          (i) Any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Obligor or any other proceedings involving any Obligor or any of the assets of any Obligor under laws for the protection of debtors, or any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceedings against, any Obligor, any properties of any Obligor, or the estate in bankruptcy of any Obligor in the course of or resulting from any such proceedings.

         (ii) The failure by Administrative Agent, LC Issuer or any Bank to file or enforce a claim in any proceeding described in the immediately preceding subsection (i) or to take any other action in any proceeding to which any Obligor is a party.

        (iii) The release by operation of law of any Obligor from any of the Indebtedness or any other obligations to Administrative Agent, LC Issuer or any Bank, other than (subject to reinstatement as set forth in Section 3(d) below) as a result of payment in full of the Indebtedness and such other obligations hereunder.

         (iv) The invalidity, deficiency, illegality, or unenforceability of any of the Indebtedness or the Loan Documents, in whole or in part, any bar by any statute of limitations or other law of recovery on any of the Indebtedness, or any defense or excuse for failure to perform on account of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever.

          (v) The failure of any Obligor or any other Person to sign any guaranty or other instrument or agreement within the contemplation of any Obligor, Administrative Agent, LC Issuer or any Bank.

         (vi) The fact that Guarantor may have incurred directly part of the Indebtedness or is otherwise primarily liable therefor.

        (vii) Without limiting any of the foregoing, any fact or event
     (whether or not similar to any of the foregoing) which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release of or defense to a guarantor or surety other than the actual payment and performance by Guarantor under this Guaranty.

     (c) Administrative Agent, LC Issuer and Banks may invoke the benefits of this Guaranty before pursuing any remedies against any Obligor or any other Person and before proceeding against any Security now or hereafter existing for the payment or performance of any of the Indebtedness. Administrative Agent, LC Issuer and Banks may maintain an action against Guarantor on this Guaranty without joining any other Obligor therein and without bringing a separate action against any other Obligor.

     (d) If any payment to Administrative Agent, LC Issuer or any Bank by any Obligor is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason Administrative Agent, LC Issuer or any Bank is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person, such payment to Administrative Agent, LC Issuer or such Bank shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount to Administrative Agent, LC Issuer or such Bank on demand and agrees and acknowledges that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments. Any transfer by subrogation which is made as contemplated in Section 6 prior to any such payment or payments shall (regardless of the terms of such transfer) be automatically voided upon the making of any such payment or payments, and all rights so transferred shall thereupon revert to and be vested in Administrative Agent, LC Issuer and Banks.

     (e) This is a continuing guaranty and shall apply to and cover all Indebtedness and renewals and extensions thereof and substitutions therefor from time to time.

     Section 4. Waiver. Guarantor hereby waives, with respect to the Indebtedness, this Guaranty, and the other Loan Documents:

     (a) notice of the incurrence of any Indebtedness by Borrower, and notice of any kind concerning the assets, liabilities, financial condition, creditworthiness, businesses, prospects, or other affairs of Borrower (it being understood and agreed that: (i) Guarantor shall take full responsibility for informing itself of such matters, (ii) neither Administrative Agent, LC Issuer nor any Bank shall have any responsibility of any kind to inform Guarantor of such matters, and (iii) Administrative Agent, LC Issuer and Banks are hereby authorized to assume that Guarantor, by virtue of its relationships with Borrower which are independent of this Guaranty, has full and complete knowledge of such matters whenever Administrative Agent, LC Issuer or Banks extend credit to Borrower or take any other action which may change or increase Guarantor's liabilities or losses hereunder).

     (b) notice that Administrative Agent, LC Issuer, any Bank, any Obligor, or any other Person has taken or omitted to take any action under any Loan Document or any other agreement or instrument relating thereto or relating to any Indebtedness.

     (c) notice of acceptance of this Guaranty.

     (d) default, demand, presentment for payment, and notice of default, demand, dishonor, nonpayment, or nonperformance.

     (e) notice of intention to accelerate, notice of acceleration, protest, notice of protest, notice of any exercise of remedies (as described in the following Section 5 or otherwise), and all other notices of any kind whatsoever.

     Section 5. Exercise of Remedies. Administrative Agent, LC Issuer and each Bank shall have the right to enforce, from time to time, in any order and at Administrative Agent's, LC Issuer's or such Bank's sole discretion, any rights, powers and remedies which Administrative Agent, LC Issuer or such Bank may have under the Loan Documents or otherwise, including judicial foreclosure, the exercise of rights of power of sale, the taking of a deed or assignment in lieu of foreclosure, the appointment of a receiver to collect rents, issues and profits, the exercise of remedies against personal property, or the enforcement of any assignment of leases, rentals, oil or gas production, or other properties or rights, whether real or personal, tangible or intangible; and Guarantor shall be liable to Administrative Agent, LC Issuer and each Bank hereunder for any deficiency resulting from the exercise by Administrative Agent, LC Issuer or any Bank of any such right or remedy even though any rights which Guarantor may have against Borrower or others may be destroyed or diminished by exercise of any such right or remedy. No failure on the part of Administrative Agent, LC Issuer or any Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights, powers and remedies of Administrative Agent, LC Issuer and each Bank provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any other rights, powers or remedies provided by law or in equity. The rights of Administrative Agent, LC Issuer and each Bank hereunder are not conditional or contingent on any attempt by Administrative Agent, LC Issuer or any Bank to exercise any of its rights under any other Loan Document against any Obligor or any other Person.

     Section 6. Limited Subrogation.

     (a) Until all of the Indebtedness have been paid and performed in full Guarantor shall have no right to exercise any right of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which it may now or hereafter have against or to any Obligor or any Security in connection with this Guaranty (including any right of subrogation), and Guarantor hereby waives any rights to enforce any remedy which Guarantor may have against Borrower and any right to participate in any Security until such time. If any amount shall be paid to Guarantor on account of any such subrogation or other rights, any such other remedy, or any Security at any time when all of the Indebtedness and all other expenses guaranteed pursuant hereto shall not have been paid in full, such amount shall be held in trust for the benefit of Administrative Agent, shall be segregated from the other funds of Guarantor and shall forthwith be paid over to Administrative Agent to be held by Administrative Agent as collateral for, or then or at any time thereafter applied in whole or in part by Administrative Agent against, all or any portion of the Indebtedness, whether matured or unmatured, in such order as Administrative Agent shall elect.

     (b) If Guarantor shall make payment to Administrative Agent of all or any portion of the Indebtedness and if all of the Indebtedness shall be finally paid in full, Administrative Agent will, at Guarantor's request and expense, execute and deliver to Guarantor (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer by subrogation to Guarantor of an interest in the Indebtedness resulting from such payment by Guarantor; provided that such transfer shall be subject to Section 3(d) above and that without the consent of Administrative Agent (which Administrative Agent may withhold in its discretion) Guarantor shall not have the right to be subrogated to any claim or right against any Obligor which has become owned by Administrative Agent, LC Issuer or any Bank, whose ownership has otherwise changed in the course of enforcement of the Loan Documents, or which Administrative Agent otherwise has released or wishes to release from its Indebtedness.

     (c) Upon full and final payment of the Indebtedness, all Subsidiary Guarantors which have made payments upon the Indebtedness shall be entitled to contribution from all of the Subsidiary Guarantors, to the end that all such payments upon the Indebtedness shall be shared among all Subsidiary Guarantors in proportion to their respective Net Worths, provided that the contribution obligations of each Subsidiary Guarantor shall be limited to the maximum amount that it can pay at such time without rendering its contribution obligations voidable under applicable law relating to fraudulent conveyances or fraudulent transfers. As used in this subsection, the "Net Worth" of each Subsidiary Guarantor means, at any time, the remainder of (i) the fair value of such Subsidiary Guarantor's assets (other than such right of contribution), minus
(ii) the fair value of such Subsidiary Guarantor's liabilities (other than its liabilities under its guaranty of the Indebtedness).

     Section 7. Successors and Assigns. Guarantor's rights or obligations hereunder may not be assigned or delegated, but this Guaranty and such obligations shall pass to and be fully binding upon the successors of Guarantor, as well as Guarantor. This Guaranty shall apply to and inure to the benefit of Administrative Agent, LC Issuer and Banks and their successors or assigns. Without limiting the generality of the immediately preceding sentence, Administrative Agent, LC Issuer and each Bank may assign, grant a participation in, or otherwise transfer any Indebtedness held by it or any portion thereof, and Administrative Agent, LC Issuer and each Bank may assign or otherwise transfer its rights or any portion thereof under any Loan Document, to any other Person, and such other Person shall thereupon become entitled to all of the benefits in respect thereof granted to Administrative Agent, LC Issuer or such Bank hereunder unless otherwise expressly provided by Administrative Agent, LC Issuer or such Bank in connection with such assignment or transfer.

     Section 8. Subordination and Offset. Guarantor hereby subordinates and makes inferior to the Indebtedness any and all indebtedness now or at any time hereafter owed by Borrower to Guarantor. Guarantor agrees that after the occurrence of any Default or Event of Default it will neither permit Borrower to repay such indebtedness or any part thereof nor accept payment from Borrower of such indebtedness or any part thereof without the prior written consent of Administrative Agent, LC Issuer and Banks. If Guarantor receives any such payment without the prior written consent of Administrative Agent, LC Issuer and Banks, the amount so paid shall be held in trust for the benefit of Administrative Agent, LC Issuer and Banks, shall be segregated from the other funds of Guarantor, and shall forthwith be paid over to Administrative Agent to be held by Administrative Agent as collateral for, or then or at any time thereafter applied in whole or in part by Administrative Agent against, all or any portions of the Indebtedness, whether matured or unmatured, in such order as Administrative Agent shall elect. Guarantor hereby grants to Administrative Agent, LC Issuer and Banks a right of offset to secure the payment of the Indebtedness and Guarantor's obligations and liabilities hereunder, which right of offset shall be upon any and all monies, securities and other property (and the proceeds therefrom) of Guarantor now or hereafter held or received by or in transit to Administrative Agent, LC Issuer or any Bank from or for the account of Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special), credits and claims of Guarantor at any time existing against Administrative Agent, LC Issuer or any Bank. Upon the occurrence of any Default or Event of Default Administrative Agent, LC Issuer and each Bank is hereby authorized at any time and from time to time, without notice to Guarantor, to offset, appropriate and apply any and all items hereinabove referred to against the Indebtedness and Guarantor's obligations and liabilities hereunder irrespective of whether or not Administrative Agent, LC Issuer or such Bank shall have made any demand under this Guaranty and although such obligations and liabilities may be contingent or unmatured. Administrative Agent, LC Issuer and each Bank agrees promptly to notify Guarantor after any such offset and application made by Administrative Agent, LC Issuer or such Bank, provided that the failure to give such notice shall not affect the validity of such offset and application. The rights of Administrative Agent, LC Issuer and each Bank under this section are in addition to, and shall not be limited by, any other rights and remedies (including other rights of offset) which Administrative Agent, LC Issuer and Banks may have.

     Section 9. Representations and Warranties. Guarantor hereby represents and warrants to Administrative Agent, LC Issuer and each Bank as follows:

     (a) The Recitals at the beginning of this Guaranty are true and correct in all respects.

     (b) Each of the representations and warranties contained in Article IV of the Credit Agreement are true, in so far as they refer to Guarantor, or to the assets, operations, condition, agreements, business or actions of Guarantor, or to the Loan Documents to which Guarantor is a party.

     (c) The direct or indirect value of the consideration received and to be received by Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit Guarantor, directly or indirectly.

     (d) Guarantor is not "insolvent" on the date hereof (that is, the sum of Guarantor's absolute and contingent liabilities, including the Indebtedness, does not exceed the fair market value of Guarantor's assets). Guarantor's capital is adequate for the businesses in which Guarantor is engaged and intends to be engaged. Guarantor has not incurred (whether hereby or otherwise), nor does Guarantor intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

     Section 10. No Oral Change. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor and Required Banks, and no waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 11. Invalidity of Particular Provisions. If any term or provision of this Guaranty shall be determined to be illegal or unenforceable all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

     Section 12. Headings and References. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. The words "this Guaranty," "this instrument," "herein," "hereof," "hereby" and words of similar import refer to this Guaranty as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the subdivisions hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     Section 13. Term. This Guaranty shall be irrevocable until all of the Indebtedness have been completely and finally paid and performed, all Letters of Credit have been terminated, LC Issuer has no obligation to issue any Letters of Credit, and no Bank has any obligation to make any loans or other advances to Borrower, and all obligations and undertakings of Borrower under, by reason of, or pursuant to the Loan Documents have been completely performed, and this Guaranty is thereafter subject to reinstatement as provided in Section 3(d). All extensions of credit and financial accommodations heretofore or hereafter made by Administrative Agent, LC Issuer or Banks to Borrower shall be conclusively presumed to have been made in acceptance hereof and in reliance hereon.

     Section 14. Notices. Any notice or communication required or permitted hereunder shall be given as provided in the Credit Agreement.

     Section 15. Limitation on Interest. Administrative Agent, LC Issuer, Banks and Guarantor intend to contract in strict compliance with applicable usury law from time to time in effect, and the provisions of the Credit Agreement limiting the interest for which Guarantor is obligated are expressly incorporated herein by reference.

     Section 16. Loan Document. This Guaranty is a Loan Document, as defined in the Credit Agreement, and is subject to the provisions of the Credit Agreement governing Loan Documents. Guarantor hereby ratifies, confirms and approves the Credit Agreement and the other Loan Documents and, in particular, any provisions thereof which relate to Guarantor.

     Section 17. Counterparts; Fax. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Guaranty. This Guaranty may be validly executed and delivered by facsimile or other electronic transmission.

     Section 18. Governing Law. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     Section 19. No Unwritten Agreements. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO, SUPERSEDING ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ORAL AGREEMENTS OF THE PARTIES HERETO, WHETHER MADE BEFORE, ON OR AFTER THE DATE OF THIS AGREEMENT. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.


     IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

                                      CODY TEXAS, L.P.


                                      By:
                                         ---------------------------------
                                         Scott C. Schroeder
                                         Vice President, CFO and Treasurer